Exhibit 10.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) the registrant customarily and actually treats that information as private or confidential.

Dated   January 2023

Option Agreement

relating to the operations of the Proleukin Business

between

Clinigen Holdings Limited

as Share Seller

Clinigen Healthcare Limited

as CHCL

Clinigen, Inc.

as Clinigen US

Iovance Biotherapeutics UK Ltd

as Purchaser

Iovance Biotherapeutics, Inc.

as Purchaser’s Guarantor

White & Case LLP
5 Old Broad Street
London EC2N 1DW

Table of Contents

Page

1.	Interpretation	1
2.	Option	15
3.	Conditions	17
4.	Consideration	18
5.	Pre-Completion Obligations	22
6.	Completion	24
7.	VAT	25
8.	Tax covenant	25
9.	Post-Completion Actions	25
10.	Transfer of Contracts	26
11.	Transferring Market Authorisations	27
12.	Assumed Liabilities	29
13.	Employees	30
14.	Sellers’ Warranties	30
15.	Sellers’ Limitations on Liability	30
16.	Warranty and Indemnity Insurance	31
17.	Purchaser’s Warranties and Undertakings	32
18.	Business Information	33
19.	Tax Matters	33
20.	Restrictions on Sellers	34
21.	No Right to Rescind or Terminate	34
22.	Insurance	34
23.	Confidentiality	35
24.	Announcements	35
25.	Purchaser’s Guarantor’s Guarantee	36
26.	Purchaser’s Guarantor’s Warranty	37
27.	Assignment	37
28.	Further Assurance	38
29.	Wrong Pockets	38
30.	Entire Agreement	39
31.	Severance and Validity	39
32.	Variations	39
33.	Remedies and Waivers	40
34.	Effect of Completion	40
35.	Third Party Rights	40

36.	Payments	40
37.	Costs and Expenses	40
38.	Default Interest	41
39.	Notices	41
40.	Counterparts	42
41.	Governing Law and Jurisdiction	43
42.	Agent for Service of Process	43

Schedule 1	The Company	44

Part 1	Details of the Company	44

Schedule 2	Conditions	45
Schedule 3	Completion Arrangements	46

Part 1	Sellers’ Obligations	46
Part 2	Purchaser’s Obligations	48

Schedule 4	Warranties	49
Schedule 5	Sellers’ Limitations on Liability	70
Schedule 6	Purchaser’s Warranties	72
Schedule 7	Completion Accounts	73

Part 1	The Business Assets	92
Part 2	The Assets	93

Schedule 16	Transitional Services Agreement Principles	1

1.	Parties
2.	Services and Service Standards

2

3.	Third Party Contracts and Consents
4.	Migration
5.	Service Fees
6.	Liability
7.	Term and Termination
8.	Assignment and Other Dealings
9.	Further Terms
10.	Governing Law and Jurisdiction

Schedule 17	Distribution Agreement Principles	2
Schedule 18	Transferring MAs	3
Appendix 1	Completion Accounts Format	4

Part 1	Pro forma unaudited consolidated statement of net assets
Part 2	Pro forma completion statement

3

This Agreement is made on January 2023

Between:

(1)	Clinigen Holdings Limited a company incorporated in England & Wales with registered number 10618229 and whose registered office is at Pitcairn House, Crown Square, Centrum 100, Burton-on-Trent, Staffordshire, DE14 2WW (“Share Seller”).

(2)	Clinigen Healthcare Limited a company incorporated in England & Wales with registered number 06252720 and whose registered office is at Pitcairn House, Crown Square, Centrum 100, Burton-on-Trent, Staffordshire, DE14 2WW (“CHCL”).

(3)	Clinigen, Inc. a company registered in Delaware, United States with registered number 4477064 and whose registered office is at Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, 19808, USA (“Clinigen US” and together with CHCL, the “Business Sellers” and each a “Business Seller”, and the Share Seller together with the Business Sellers, the “Sellers” and each a “Seller”).

(4)	Iovance Biotherapeutics UK Ltd, a company incorporated in England & Wales with registered number 14607528 and whose registered office is at DLA Piper UK LLP, 1 St Peter’s Square, Manchester, Greater Manchester, United Kingdom, M2 3DE (the “Purchaser”).

(5)	Iovance Biotherapeutics, Inc. a company incorporated in the State of Delaware with registered number 6431490 and whose registered office is at Paracorp Incorporated, 2140 S Dupont Hwy, Camden, DE 19934, USA (the “Purchaser’s Guarantor”).

Whereas:

(A)	Particulars of the Company (as defined in Clause 1.1 (Interpretation)) are set out in Schedule 1 (The Company).

(B)	The Sellers have agreed to grant to the Purchaser an option to purchase, and the Purchaser has agreed to grant to the Sellers an option to require the Purchaser to purchase, the Business (together with the Business Assets (as defined in Clause 1.1 (Interpretation))) and the Shares (as defined in Clause 1.1 (Interpretation)), in each case on the terms and subject to the conditions of this Agreement.

(C)	This Agreement is entered into for the purposes of, and in connection with, the call option and put option relating to the sale and purchase of the Company, the Business and the Business Assets.

(D)	The Purchaser’s Guarantor has agreed to guarantee the obligations of the Purchaser on the terms and subject to the conditions of this Agreement and to give the warranties referenced in Clause 26.

It is agreed:

1.	Interpretation

1.1	In this Agreement:

“Accounts” means the unaudited financial statements of the Company, consisting of a balance sheet as at the UK Accounts Date and a profit and loss statement for the period ended on the UK Accounts Date, together with accompanying notes;

“Accounts Date” means:

(a)	with respect to the Accounts, the UK Accounts Date;

(b)	with respect to the Management Accounts, the Management Accounts Date;

“Actual Cash” means the Cash as calculated and determined in accordance with Schedule 7 (Completion Accounts);

“Actual Debt” means the Debt as calculated and determined in accordance with Schedule 7 (Completion Accounts);

“Actual Intra Group Borrowing” means the Intra Group Borrowing as calculated and determined in accordance with Schedule 7 (Completion Accounts);

“Actual Intra Group Lending” means the Intra Group Lending as calculated and determined in accordance with Schedule 7 (Completion Accounts);

“Actual Working Capital” means the Working Capital as calculated and determined in accordance with Schedule 7 (Completion Accounts);

“Actual Working Capital Difference” means the amount that represents the difference (plus or minus) between the Actual Working Capital and the Target Working Capital;

“Acquired Entity” has the meaning given to it in Clause 20.2(a);

“Additional Stamp Duty Amount” means £[***] (being the stamp duty due on the Deferred Consideration Amount);

“Adjustment Payments” has the meaning given in paragraph 3, Part 1 of Schedule 7 (Completion Accounts);

“Affiliate” means, with respect to a Party, any person that Controls, is Controlled by, or is under common Control with that Party, provided always that Triton, any Triton Portfolio Company or any Triton Fund shall not be deemed to be an Affiliate of any member of the Retained Group;

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Anti-Bribery Laws” means, in each case to the extent that they have been applicable to the Company or a member of the Retained Group (as the case may be) at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;

“Applicable Accounting Standards”:

(a)	with respect to the Accounts, means the accounting principles and practices generally accepted in the United Kingdom at the UK Accounts Date comprising Financial Reporting Standards (FRSs) 101 and the requirements of the Companies Act as adopted by the Company (“UK Applicable Accounting Standards”);

(b)	with respect to the Management Accounts, means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies as adopted by the Retained Group for the accounting period ending on the Management Accounts Date (“Managements Accounts Applicable Accounting Standards”);

“Assets” means both the Business Assets as listed in Part 1 of Schedule 15 and the assets (including all related rights and property) relating to the Business as listed in Part 2 of Schedule 15;

“Assignment Contracts” means those contracts identified in Schedule 8;

“Assumed Liabilities” means all outstanding liabilities and obligations relating to the Business as at the Completion Date, whether actual or contingent or ascertained or unascertained, including without limitation the obligations and liabilities of the Sellers or another member of the Retained Group under the Assignment Contracts and the Novation Contracts, but excluding the Excluded Liabilities and any such debt, obligation or liability which is assumed by any Seller under the express terms of this Agreement;

“Audited Financial Statements” has the meaning given to it in paragraph 1.2 of Part 1 of Schedule 3;

“Auditor” has the meaning given to it in Clause 4.5(d);

“Automatic Transfer Rules” has the meaning given to it in paragraph 27.14 of Schedule 4;

“Biosimilar Product” means a pharmaceutical product which, with respect to a Product, has been licensed as a biosimilar or interchangeable product by FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), as may be amended, or any subsequent or superseding law, statute or regulation, (b) has been licensed as a similar biological medicinal product by EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation, or (c) has otherwise achieved analogous regulatory approval from another applicable Regulatory Authority;

[***];

“Books and Records” has the meaning given to it in Clause 17.3;

“Break Fee” has the meaning given to it in Clause 3.7;

“Break Fee Reduction” has the meaning given to it in Clause 3.7;

“Business” means the business of the Company and the Business Sellers comprising the manufacturing, supply, commercialization and the generation of income from Product rights and the undertaking of an active role in the development, maintenance and exploitation of those rights;

“Business Assets” means the assets relating to the Business referred to in Part 1 of Schedule 15;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in England;

“Business Information” means all information in any tangible form, including, but not limited to, paper, electronically stored data, magnetic media, microfiche, film and microfilm and whether or not confidential, including all drawings, process and material specifications, operation and manufacturing procedures and data, research, development and project, data, reports, progress reports, quality assurance and testing procedures, manuals and records, shop practices, instruction, training, user, maintenance and repair manuals, tables of operating conditions, market forecasts, quotations and tenders, customer and supplier lists, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques;

“Business Licences” has the meaning given to it in paragraph 10 of Schedule 4;

“Business Records” means all material books of account, records, documents and information held by any of the Sellers (in whatever form held) relating to the Business, the Assets or the Employees;

“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31, other than the first respective period that shall be from the Completion Date to March 31;

“Call Option” has the meaning given to it in Clause 2.1;

“Call Option Period” has the meaning given to it in Clause 2.2(b);

“Call Option Exercise Notice” means a written notice in the form set out in Schedule 12 to be given by the Purchaser to the Sellers pursuant to Clause 2;

“Cash” means in relation to the Company, the aggregate of: (i) its cash in hand , in transit, received and unapplied for trade receivables or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation (and any accrued and outstanding interest thereon), in each case per the reconciled cash book; and (ii) liquid or easily realisable stocks, shares, bonds, treasury bills and other such securities;

“Cash Free/Debt Free Price” has the meaning given in Part 3 of Schedule 7 (Completion Accounts);

“Claim” means any claim made by the Purchaser under this Agreement and/or the Reorganisation Documents and “Claims” shall mean all such claims;

“Clinical Trial Sales” means Product [***];

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Companies Act” means the Companies Act 2006;

“Company” means Clinigen SP Limited, a company whose trade comprises the Business and further details of which are set out in Schedule 1 (The Company);

“Company Domain Names” means the domain names set out in Schedule 15 (Assets), Part 1 (The Business Assets);

“Company Employees” means the employees of the Company at Completion;

“Company Intellectual Property Rights” means (i) the Intellectual Property Rights related to the Business and owned by the Seller’s Group, and (ii) the Intellectual Property Rights owned by the Company including, in either case, the Company Registered Intellectual Property Rights;

“Company Registered Intellectual Property Rights” means the registered trademarks and applications for registration of trademarks set out in Schedule 15 (Assets), Part 1 (The Business Assets);

“Competition Laws” has the meaning given to it in paragraph 30.2 of Schedule 4;

“Completion” means completion of the sale and purchase of the Business (together with the Business Assets) and the Shares under this Agreement;

“Completion Accounts” means the unaudited consolidated statement of net assets of the Company and the Business Assets and Assumed Liabilities and the statement setting forth the Actual Cash, Actual Working Capital, Actual Debt, Actual Intra Group Borrowing and Actual Intra Group Lending, in each case prepared in accordance with Part 4 of Schedule 7 (Completion Accounts);

“Completion Date” means the last Business Day of the calendar month in which the last of the Conditions has been satisfied in accordance with this Agreement (provided that if such Business Day is less than fifteen (15) Business Days after (and excluding) the day on which the last of the Conditions has been satisfied in accordance with this Agreement, then the Completion Date shall be the last Business Day of the immediately subsequent calendar month), or such other date as the Parties agree in writing;

“Conditions” means the conditions referred to in Clause 3 (Conditions) and set out in Schedule 2 (Conditions);

“Continuing Provisions” means Clause 1 (Interpretation), Clause 23 (Confidentiality), Clause 24 (Announcements), Clause 25 (Purchaser’s Guarantee and Indemnity), Clause 27 (Assignment), Clause 30 (Entire Agreement), Clause 31 (Severance and Validity), Clause 32 (Variations), Clause 33 (Remedies and Waivers), Clause 35 (Third Party Rights), Clause 37 (Costs and Expenses), Clause 39 (Notices), Clause 41 (Governing Law and Jurisdiction) and Clause 42 (Agent for Service of Process), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 3.10 (Conditions) or Clause 6.6(c) (Completion) without limit in time;

“Contracts” means [***];

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of a person or the management and policies of a person, whether through ownership of voting securities, by agreement or otherwise (and “Controls”, “Controlled” and “Controlling” shall be construed accordingly;

“Controlling Interest” means an interest (as defined in sections 820 and 825 of the Act) in the Shares conferring in aggregate more than 50% of the total voting rights normally exercisable at any general meeting;

“Cooperation” has the meaning given to it in Clause 3.4;

“CTA 2009” means the Corporation Tax Act 2009;“CTA 2010” means the Corporation Tax Act 2010;

“Cutover Date” means a date in respect of each Transferring MA when the Product the subject of that market authorisation shall no longer be sold bearing the name of the current holder of the market authorisation;

“Data Room” means the Project Catalyst data room comprising the actual copies of documents and other information made available to the Purchaser online at https://vdr.sterlingdatarooms.com/Sterlingvdr/UI/Documents/Documents.aspx, as itemised in the data room index in the agreed terms and the contents of which are contained on the USB initialled by or on behalf of the Parties for the purposes of identification;

“Data Room Information” means the contents of the Data Room;

“Debt” means, in relation to the Company, the aggregate of any borrowings and indebtedness in the nature of borrowings, including:

(a)	loans and bank overdrafts;

(b)	loan stocks, bonds, debentures, notes, debentures (or any other similar arrangements the purpose of which is to raise money);

(c)	liabilities under acceptances of trade bills (other than in respect of purchases in the ordinary course of business) and acceptance credits;

(d)	liabilities under finance or equivalent leases, hire purchase agreements and conditional sale agreements;

(e)	liabilities under factoring arrangements;

(f)	liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement;

(g)	accrued liabilities under any guarantee of, or indemnity against financial loss in respect of, any obligation of another person;

(h)	accrued interest, charges and costs relating to any of the above items (including those relating to early repayment, discharge or termination on or around Completion); and

(i)	corporation tax liabilities relating to any period before Completion;

in each case to the extent required to be recognised as a liability on a balance sheet in accordance with the requirements of paragraph 1.1(c) of Part 5 of Schedule 7, excluding (for the avoidance of doubt) (i) trade credit in the ordinary course of business, and (ii) any amount included in calculating the Working Capital and (iii) the [***] Payments.

“Defaulting Party” has the meaning given to it in Clause 6.6;

“Deferred Consideration Amount” means £[***];

“Deferred Consideration Payments” has the meaning given to it in Part 4 of Schedule 7;

“Deferred Consideration Term” means the [***] year period following the Completion Date;

“Deliverables” has the meaning given to it in Clause 6.3;

“Direct Sales” means sales to [***];

“Disclosed” means fairly disclosed in or by the Disclosure Documents, with sufficient clarity and detail to enable a reasonable purchaser to identify with reasonable accuracy the nature and scope of the matter disclosed;

“Disclosed Schemes” means the Sellers’ UK group personal pension plan, the UK defined contribution pension plan put in place for the Company before Completion for the Company Employees and the Voya 401K plan;

“Disclosure Documents” means the Disclosure Letter and the Data Room Information and, in respect of the Warranties as repeated on Completion pursuant to clause 14.1(b), the Second Disclosure Letter;

“Disclosure Letter” means the letter from the Sellers to the Purchaser disclosing certain matters relating to certain of the Warranties dated on or about the date of this Agreement, including the contents of the Schedules thereto;

“Dispute” has the meaning given to it in Clause 18.2;

“Distribution Agreement” has the meaning given to it in paragraph 8 of Schedule 2;

“Documents” has the meaning given to it in paragraph 1.1 of Schedule 6;

“DPA” has the meaning given to it in paragraph 25.1 of Schedule 4;

“DP Laws” means (i) Regulation (EU) 2016/679 (“GDPR”); EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States); (ii) Regulation (EU) 2016/679, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019; or (iii) other equivalent laws and regulations in other jurisdictions, each as amended, consolidated or replaced from time to time;

“Draft Completion Accounts” has the meaning given in paragraph 1.1, Part 67 of Schedule 7 (Completion Accounts);

“Earnout Payments” has the meaning given to it in Part 4 of Schedule 7;

“Effective Time” means immediately prior to Completion;

“EHS Laws” means all laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, European Union, state and local laws, judgments, decisions and legally binding codes of practice and guidance notes which from time to time apply to the Business and to the extent that they relate to or apply to the environment, energy efficiency, climate change or to the health and safety of any person;

“EHS Permits” means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business;

“Employees” means the Company Employees and the Transferring Employees;

“Encumbrance” means any pledge, charge, lien (other than a lien arising by operation of law in the ordinary course of trading), mortgage, debenture, hypothecation, security interest, pre-emption right or option, or any similar interest whatsoever;

“Estimated Cash” means the Cash as at the Effective Time, as reasonably estimated in good faith by the Sellers and set forth in Part 2 of Schedule 7 (Completion Accounts) (or such other amount as may be agreed by the Parties in writing before Completion);

“Estimated Debt” means the Debt as at the Effective Time, as reasonably estimated in good faith by the Sellers and set forth in Part 2 of Schedule 7 (Completion Accounts) (or such other amount as may be agreed by the Parties in writing before Completion);

“Estimated Intra Group Borrowing” means the Intra Group Borrowing, as at the Effective Time, as reasonably estimated in good faith by the Sellers and set forth in Part 2 of Schedule 7 (Completion Accounts) (or such other amount as may be agreed by the Parties in writing before Completion);

“Estimated Intra Group Lending” means the Intra Group Lending, including any accrued interest receivable, as at the Effective Time, as reasonably estimated in good faith by the Sellers and set forth in Part 2 of Schedule 7 (Completion Accounts) (or such other amount as may be agreed by the Parties in writing before Completion);

“Estimated Working Capital” means the Working Capital as at the Effective Time, as reasonably estimated in good faith by the Sellers and set forth in Part 2 of Schedule 7 (Completion Accounts) (or such other amount as may be agreed by the Parties in writing before Completion);

“Estimated Working Capital Difference” means the amount which represents the difference (plus or minus) between the Estimated Working Capital and the Target Working Capital;

“Exchange Rate” means, in relation to a particular currency on a particular date, the exchange rate equal to the mid point closing rate for converting that currency into GBP on that date as quoted in the London edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times for that date, the mid point closing rate for that date quoted by Barclays Bank PLC in London);

“Excluded Assets” means the assets (including all related rights and property) identified in Clause 2.5 (Transfer) as being excluded from the sale and purchase under this Agreement;

“Excluded Contracts” means the contracts identified in Schedule 10;

“Excluded Liabilities” means all liabilities and obligations relating exclusively to (a) the Excluded Assets, (b) the Retained Employees, and (c) the Contracts prior to the Effective Time (and any Tax related to such Contracts prior to the Effective Time), including, for the avoidance of doubt, accounts payable in relation to such Contracts;

“Existing VAT Group” means the VAT group comprised of Clinigen Limited, Clinigen SP Limited, Clinigen Healthcare Limited and Clinigen Holdings Limited;

“Expert” has the meaning given in paragraph 2.1, Part 7of Schedule 7 (Completion Accounts);

“Financial Statements” has the meaning given to it in paragraph 1.2 of Part 1 of Schedule 3;

“Final Consideration” has the meaning given in Part 1 of Schedule 7 (Completion Accounts);

“Governmental Authority” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, ministry, body or commission or other governmental or other public authority or agency, domestic or foreign;

“Gross Profit Amount” means the gross profit of the Purchaser in respect of the Product as included in its financial statements prepared in accordance with U.S GAAP;

“Hazardous Substances” means any material, substance or organism which, alone or in combination with others, is capable of causing harm to the environment or human health and safety;

“HMRC” means His Majesty’s Revenue & Customs;

“Initial Consideration” has the meaning given in Part 1 of Schedule 7 (Completion Accounts);

“Intellectual Property Rights” means patents, all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof, invention disclosures, rights in inventions, utility models, trademarks, service marks, trade names, business names, design rights, registered designs, copyrights and neighbouring rights, database rights, rights in and to domain names, rights in software, trade secrets, confidential information and know-how and other intellectual property or industrial property or proprietary rights which may subsist in any part of the world, whether registered or unregistered, including where such rights are obtained or enhanced by registration, issuance or grant, any registrations, issuances or grants of such rights, and any applications, and rights to apply, for such registrations, issuances or grants;

“Interest Rate” means interest at the rate of five per cent. (5%) per annum above the base rate from time to time of Barclays Bank Plc calculated on a daily basis and compounded each Calendar Quarter;

“Intra Group Borrowing” means all amounts owed by the Company to any member of the Retained Group at the Effective Time that are not Intra Group Trade Payables, plus any properly accrued and outstanding interest thereon;

“Intra Group Lending” means all amounts owed by members of the Retained Group to the Company at the Effective Time that are not Intra Group Trade Receivables, plus any properly accrued and outstanding interest thereon;

“Intra Group Trade Payables” means all amounts owed in the ordinary course of trading by the Company to any member of the Retained Group, including in respect of the purchase of goods or services or the payment of salaries or other employee benefits, VAT, insurance (including health and motor insurance), pension or retirement benefit payments, management training, car rental payments, intellectual property licences and information technology licences, by any member of the Retained Group on behalf of the Company;

“Intra Group Trade Receivables” means all amounts owed in the ordinary course of trading by any member of the Retained Group to the Company, including in respect of the purchase of goods or services or the payment of salaries or other employee benefits, VAT, insurance (including health and motor insurance), pension or retirement benefit payments, management training, car rental payments, intellectual property licences and information technology licences, by the Company on behalf of any member of Retained Group;

“IP Licences” means the IP Licences In and IP Licences Out;

“IP Licence In” means any licence, sublicense or other agreement (a) under or pursuant to which any person grants or has agreed to grant the Company any licence, right or permission to use or exploit any Intellectual Property Right and (b) that is material to the Business, in any case other than any licence for non-customized, “off the shelf” software that is generally commercially available for a one-time or annual license fee of less than US$50,000 (fifty-thousand US dollars);

“IP Licence Out” means any licence, sublicense or other agreement (a) under or pursuant to which the Company grants or has agreed to grant any person any licence, right or permission to use or exploit any Company Registered Intellectual Property Right and (b) that is material to the Business or that grants, or contains the obligation of the Company to grant, such person a sole or exclusive licence, right or permission to use or exploit any Company Registered Intellectual Property Right;

“Key Customer” means any customer which, together with its group, in the financial year ended on the Accounts Date accounted for, or in the current financial year is likely to account for revenue in excess of $[***];

“Key Supplier” means any supplier which, if the supply was temporarily or permanently ceased, delayed, interrupted or slowed, would cause the production of the Product to be ceased or discontinued, or materially delayed, interrupted or slowed;

“Letter of Credit” means an unconditional standby letter of credit in the agreed form to be issued by Wells Fargo Bank, N.A in favour of the Sellers at Completion for the full Milestone Payment for the full Milestone Period;

“Licensee” means a third party to whom the Purchaser or an Affiliate of the Purchaser directly or indirectly grants a license or other right to use, import, promote, offer for sale, sell, have sold, and/or otherwise commercialize any Product, beyond the mere right to purchase the Product from the Purchaser and its Affiliates. For clarity, “Licensee” excludes wholesalers and distributors that purchase the Product from the Purchaser or its Affiliates in finished package form (ready for use by the ultimate consumer) at fair market value for resale and/or distribution, but do not otherwise make any royalty payment, or give any other consideration (in whatever form, including barter of property, lump sums payments, marketing, distribution, option or milestone payments, or any premium/discount paid over fair market value for securities), to the Purchaser or its Affiliates, directly or indirectly, with respect to the Product or the intellectual property rights controlled by the Purchaser or its Affiliates with respect to such Product.

“Long Stop Date” means [***] from the date of this Agreement, which may be extended for up to [***];

“Loss” or “Losses” means all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all properly incurred legal and other professional fees and expenses (plus any irrecoverable VAT or equivalent Taxes thereon);

“Management Accounts” means the unaudited management accounts of the Business, comprising:

(a)	the gross profit for the twelve months period ending on the Management Accounts Date (“Gross Profit Analysis”); and

(b)	the inventory, trade accounts receivables,, trade accounts payable and related provisions as at the Management Accounts Date (“Net Working Capital”);

“Management Accounts Date” means [***];

“Material Adverse Change” means [***];

“Milestone Expiration Date” has the meaning given to it in Clause 4.4(h);

“Milestone Payment” has the meaning given to it in Clause 4.4(a);

“Milestone Payment Event” has the meaning given to it in Clause 4.4(a);

[***];

“Net Price Per Vial” means, in relation to a Calendar Quarter, the Net Sales in such Calendar Quarter divided by the number of vials of Product sold in such Calendar Quarter;

“Net Sales” means the net sales recorded by or on behalf of the Purchaser, its Affiliates or any Licensee (the “Selling Person”), on a country by country basis, for the worldwide sales of the Product following Completion to unaffiliated third parties in bona fide, arms-length transactions other than Licencees (“Third Party”) as determined in accordance with U.S. GAAP as consistently applied, less [***].

[***];

“Non-Acceptance Notice” has the meaning given in Part 6 of Schedule 7 (Completion Accounts);

[***];

[***];

[***];

“Novation Contracts” means those contracts details of which are set out in Schedule 9;

“Offer” has the meaning given to it in Clause 13.1;

“Parent Company Guarantee” means the [***];

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Pension Benefits” means benefits payable on or in connection with the death, retirement, redundancy, serious ill health or incapacity of a person or on a person having reached a particular age, or in similar circumstances;

“Personal Data” has the meaning given to it by Article 4(1) of the GDPR;

“Policies” has the meaning given to it in paragraph 19 of Schedule 4;

“Previous Accounts” means

(a)	the unaudited financial statements of the Company, consisting of a balance sheet and a profit and loss statement for the period ended one year prior to the UK Accounts Date, together with accompanying notes; and

(b)	the audited financial statement of the Company, consisting of a balance sheet and profit and loss statement for the period ended two years prior to the UK Accounts Date, together with the accompanying notes.

“Product” means Proleukin® (aldesleukin) powder solution for injection or infusion;

“Purchaser’s Designated Account” means the GBP denominated bank account being the client account of the Purchaser’s Solicitors [***];

“Purchaser’s Group” means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company or parent undertaking of the Purchaser and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (and including, after Completion, the Company);

“Purchaser’s Guarantor’s Documents” has the meaning given to it in Clause 26.1;

“Purchaser’s Solicitors” means DLA Piper UK LLP of 1 St Peter’s Square, Manchester, UK, M2 3DE;

“Purchaser’s Warranties” means the warranties referred to in Clause 17 (Purchaser’s Warranties and Undertakings) and set out in Schedule 6 (Purchaser’s Warranties);

“Put Option” has the meaning given to it in Clause 2.3;

“Put Option Exercise Notice” means a written notice in the form set out in Schedule 13 (Form of Put Option Exercise Notice) to be given by the Sellers to the Purchaser pursuant to Clause 2;

“PwC Structure Paper” means PricewaterhouseCoopers LLP’s structure paper titled “Clinigen – Proleukin structuring disposal” dated 12 November 2022;

“Recipient” has the meaning given to it in Clause 37.3;

“Regulatory Authority” means the U.S. Federal Trade Commission of the Antitrust Division of the US Department of Justice;

“Regulatory Conditions” has the meaning given to it in Clause 3.5;

“Related Persons” has the meaning given in Clause 30.5;

“Relevant Party’s Group” means, in relation to a Party, that Party’s subsidiaries and subsidiary undertakings, any holding company or parent undertaking of that Party and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (but, in the case of the Sellers, excluding the Company);

“Reorganisation” means the transfer of assets from the Retained Group to the Company and certain other matters, to be undertaken pursuant to the Reorganisation Documents;

“Reorganisation Documents” means the PwC Structure Paper and any document or agreement in the agreed form, or as agreed between the Sellers and the Purchaser in writing, entered into in connection with the steps set out in the PwC Structure Paper;

“Retained Employees” means those persons, other than the Transferring Employees and the Company Employees, who are or have been at any time prior to Completion engaged to any extent in the Business;

“Retained Group” means the Seller and their respective subsidiaries and subsidiary undertakings, any holding company or parent undertaking of any Seller and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (but excluding the Company) provided always that Triton, any Triton Portfolio Company or any Triton Fund shall not be deemed to be a member of the Retained Group;

“Second Disclosure Letter” means the supplemental disclosure letter from the Sellers to the Purchaser disclosing certain matters relating to the Warranties dated on or around Completion including the contents of the Schedules thereto;

“Sellers’ Fundamental Warranties” means the Warranties set out in paragraph 1 and paragraph 2 of Schedule 4 (Warranties);

“Sellers’ Designated Account” means the Pound sterling denominated bank account with [***], or such other bank account notified in writing by the Sellers to the Purchaser from time to time;

“Sellers’ Group” means each Seller, its subsidiaries and subsidiary undertakings, any holding company or parent undertaking of a Seller and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time;

“Sellers’ Solicitors” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;

“Shares” means: [***] comprising the entire issued share capital of the Company;

“Stock” means all trading stock of the Business including raw materials, work in progress and finished products, as well as any of the trading stock associated with non-cancellable purchase orders, together with all packaging used or intended for use in connection with the Business in each case which is the property of the Company, any Seller or any other member of the Retained Group at Completion, but excluding the Transferring Stock;

“Supplier” has the meaning given to it in Clause 37.3;

“Target Working Capital” means [***];

“Tax” or “Taxation” means, whether disputed or not, all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of the United Kingdom or elsewhere and whenever imposed and all related penalties, charges, costs and interest;

“Tax Claim” means a claim under any Tax Warranty or a claim under the Tax Covenant;

“Tax Covenant” means the covenant contained in paragraph 2 of Schedule 14 (Tax Schedule);

“Tax Warranties” means the Warranties set out in paragraph 23 of Schedule 4 (Warranties);

“Taxation Authority” means HMRC and any other governmental or other authority competent to impose, administer or collect Taxation whether in the United Kingdom or elsewhere;

“Territories” has the meaning given to it in paragraph 29.1 of Schedule 4;

“Third Party Consents” means all consents or waivers required from third parties for the assignment or novation of any Contract in favour of the Purchaser and “Third Party Consent” shall mean any one consent or waiver;

“TIOPA” means the Taxation (International and other Provisions) Act 2010;

“Total Deferred Consideration Payments” means the aggregate amount of Deferred Consideration Payments made in respect of all Calendar Quarters during the Deferred Consideration Term in accordance with Clause 4.5;

“Trade Sales” means commercial sales to [***];

“Transaction Documents” means this Agreement, the Disclosure Letter, the Second Disclosure Letter, the Reorganisation Documents, the Transitional Services Agreement and the Distribution Agreement and “Transaction Document” shall mean any one of them;

“Transferring Employees” means the employees of Clinigen US who are engaged in the Business and identified in Schedule 11 (Transferring Employees);

“Transferring MAs” means those market authorisations set out in Schedule 18;

“Transferring Stock” means, collectively, [***];

“Transitional Services Agreement” has the meaning given to it in paragraph 7 of Schedule 2;

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated under the Code.

“Triton” means [***];

“Triton Fund” means [***];

“Triton Portfolio Company” means [***];

“UK Accounts Date” means 30 June 2022;

“UK Registrar” means the registrar of companies for England and Wales;

“Unaudited Financial Statements” has the meaning given to it in paragraph 1.2 of Part 1 of Schedule 3;

“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;

“U.S. GAAP” means United States Generally Accepted Accounting Principles;

“VAT” means:

(a)	value added tax as as imposed by the VATA;

(b)	any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(c)	any tax computed or charged by reference to use, consumption of goods and services, value added, turnover, sales, use or distribution; and

(d)	any corresponding Tax or Tax of a similar nature to such Tax referred to in (a), (b) or (c) above;

“VATA” means the Value Added Tax Act 1994;

“W&I Insurer” means the insurer under the Warranty and Indemnity Insurance;

“Warranties” means the warranties referred to in Clause 14.1 (Sellers’ Warranties) and set out in Schedule 4 (Warranties) and “Warranty” shall mean any one of them;

“Warranty Claim” has the meaning given to it in paragraph 1 of Schedule 5;

“Warranty and Indemnity Insurance” has the meaning given to it in Clause 16.1; and

“Working Capital” means the aggregate working capital of the Company, (comprising current assets and current liabilities of the Company to the extent required to be recognised on a balance sheet in accordance with Part 4 of Schedule 7 (Completion Accounts) and to the extent not Excluded Assets or Excluded Liabilities), comprising each of (but no other) line items set out in the column “Working Capital” set out in Part 1 of Appendix 1, but excluding any Stock.

1.2	The expression “in the agreed terms” means in the form agreed between the Purchaser and the Sellers and signed for the purposes of identification by or on behalf of the Purchaser and the Sellers or confirmed in writing as in the form agreed between the Purchaser’s Solicitors and Sellers’ Solicitors.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.4	References to “include” or “including” are to be construed without limitation.

1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6	References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7	The expressions “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act.

1.8	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10	References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.

1.11	A person shall be deemed to be connected with another if such person is connected with the other within the meaning of s.1122 of CTA 2010.

1.12	References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement would increase or extend the liability of any Party under this Agreement.

1.13	Any obligation under this Agreement expressed to be an obligation of one or more Seller shall be construed as an obligation of all the Sellers, and the liability of the Sellers shall be joint and several.

1.14	References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.15	References to “material” mean, save where the context requires otherwise, material having regard to the business, profits or assets of the Business taken as a whole.

1.16	References to “substantiated” in the context of a Claim means a Claim for which the Sellers may be liable and which is admitted or proved in a court of competent jurisdiction with, where a right of appeal exists, all rights of appeal having been exhausted or having become barred by the passage of time.

1.17	References to amounts payable on an “after-Tax basis” shall have the meaning given in paragraph 1.5 of Schedule 14 (Tax Schedule).

1.18	Any reference to currency in this Agreement shall be to GBP, and all payments required in accordance with this Agreement shall be made in GBP. For the purposes of applying a reference to a monetary sum expressed in GBP, an amount in a different currency shall be converted into GBP on a particular date at the Exchange Rate.

1.19	This Agreement shall be binding on and be for the benefit of the successors of the Parties.

2.	Option

2.1	Grant of Call Option

Subject to the terms and conditions of this Agreement and in consideration of the payment by the Purchaser to the Sellers of GBP 1 (receipt of which the Sellers acknowledge by entering into this Agreement) the Sellers irrevocably grant to the Purchaser an option (the “Call Option”) to purchase the Shares and the Business (including the Business Assets) on the terms and subject to the conditions set out in this Agreement.

2.2	Exercise of Call Option and Call Option Period

(a)	The Purchaser may exercise the Call Option once only and in respect of all and not some only of the Shares or the Business (including the Business Assets) by serving a Call Option Exercise Notice on the Sellers in accordance with Clause 2.2(b). For the purposes of this Clause 2.2(a), the date of exercise of the Call Option shall be the date on which the Sellers shall be deemed to have received the Call Option Exercise Notice in accordance with Clause 39 below.

(b)	The Call Option may only be exercised for a period of [***] following the date on which the Conditions are satisfied or waived in writing by the relevant Party in accordance with clause 2.2(c) (the “Call Option Period”). If the Conditions are not satisfied or waived in writing by the relevant Party in accordance with clause 2.2(c), in each case in their sole discretion, on or prior to the Longstop Date the Call Option Period shall not commence.

(c)	The Parties agree that the:

(i)	Conditions in paragraphs (1), (2), (3), (5), (7) and (8) of Schedule 2 may only be waived with the prior written consent of the Seller and the Purchaser but not otherwise;

(ii)	Conditions in paragraphs (4) and (6) of Schedule 2 may only be waived with the prior written consent of the Purchaser but not otherwise; and

(iii)	Condition in paragraph (9) of Schedule 2 may only be waived with the prior written consent of the Sellers but not otherwise

(d)	Service of a Call Option Exercise Notice shall oblige the Sellers to sell, and the Purchaser to purchase, the Shares and the Business (including the Business Assets) on the Completion Date.

(e)	Once given, a Call Option Exercise Notice may not be revoked without the written consent of the Sellers.

(f)	The consideration for the sale of the Shares and the Business (including the Business Assets) shall be satisfied, and shall be calculated in accordance with Clause 4.

2.3	Grant of Put Option

Subject to the terms and conditions of this Agreement and in consideration of the payment by the Sellers to the Purchaser of GBP 1 (receipt of which the Purchaser acknowledges by entering into this Agreement) the Purchaser irrevocably grants to the Sellers an option (the “Put Option”) to require the Purchaser to purchase the Shares and the Business (including the Business Assets) on the terms and subject to the conditions set out in this Agreement (save in circumstances where a Call Option Exercise Notice has been validly served by the Purchaser).

2.4	Exercise of Put Option and Put Option Period

(a)	The Sellers may exercise the Put Option once only and in respect of all and not some only of the Shares or the Business (including the Business Assets) by serving a Put Option Exercise Notice on the Purchaser in accordance with Clause 2.4(b). For the purposes of this Clause 2.4(a), the date of exercise of the Put Option shall be the date on which the Purchaser shall be deemed to have received the Put Option Exercise Notice in accordance with Clause 39 below.

(b)	The Put Option may only be exercised for a period of [***] following the expiry of the Call Option Period, failing which it shall lapse.

(c)	Service of a Put Option Exercise Notice shall oblige the Purchaser to purchase, and the Sellers to sell, the Shares and the Business (including the Business Assets) on the Completion Date.

(d)	Once given, a Put Option Exercise Notice may not be revoked without the written consent of the Purchaser.

2.5	Transfer

If either a Put Option Exercise Notice or a Call Option Exercise Notice is validly served in accordance with this Agreement (as the case may be):

(a)	the Share Seller shall sell and the Purchaser shall purchase the Shares with all rights attached to them at Completion, including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Completion Date; and

(b)	the Business Sellers shall sell and the Purchaser shall purchase:

(i)	the Business (other than the Company (which shall be transferred to the Purchaser by the Share Seller pursuant to Clause 2.5(a)), including the Business Assets with effect from Completion and subject to the Assumed Liabilities:

but excluding the Excluded Assets which comprise:

(A)	the Excluded Contracts;

(B)	all receivables in respect of the Contracts, to the extent attributable to any period prior to the Effective Time;

(C)	the Stock which is not Transferring Stock;

(D)	cash in hand;

(E)	any VAT for which the Sellers or any member of the Retained Group are required to account;

(F)	any amounts recoverable from HMRC referable to a period ending on or before the Completion Date; and

(G)	the benefit of any insurance policies maintained by the Retained Group and which relate to the Business as conducted by the Sellers prior to Completion;

(c)	the Sellers shall transfer legal and beneficial title to the Shares and the Business Assets to the Purchaser free from all Encumbrances (and unless expressly provided otherwise, legal and beneficial title to the Shares and all of the Business Assets shall pass to the Purchaser at Completion); and

(d)	neither the Sellers nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares or any of the Business Assets, unless the sale and purchase of all the Shares and the Business Assets is completed simultaneously.

2.6	Each Seller severally:

(a)	warrants that it has the right to transfer or to procure the transfer of the full legal and beneficial interest in its Shares and the Business (including the Business Assets) (as applicable) to the Purchaser on the terms set out in this Agreement; and

(b)	waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them, and/or the Business (including the Business Assets) (as applicable).

2.7	Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the sale and purchase of the Shares and/or the Business (including the Business Assets).

3.	Conditions

3.1	The obligations of the Sellers and the Purchaser to complete the sale and purchase of the Shares and the Business (including the Business Assets) are in all respects conditional on the satisfaction (or waiver, if permitted, as the case may be) of those matters set out in Schedule 2 (Conditions).

3.2	The Parties shall use all reasonable endeavours to procure the fulfilment of the Conditions as soon as possible, and in any event before the Long Stop Date.

3.3	The Purchaser and the Sellers shall submit or have submitted to the Regulatory Authority the premerger notification and report form filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended as soon as reasonably possible following the date of this Agreement and in any event within five (5) Business Days of the date of this Agreement.

3.4	The Sellers and the Purchaser agree that the Sellers and the Purchaser shall cooperate with each other and the Regulatory Authority, to the extent necessary and on a confidential basis, and provide all necessary information (including a so-called “US Request for Additional Information and Documentary Material” or “Second Request”) and assistance reasonably required by the other or by the Regulatory Authority as soon as reasonably practical upon being requested to do so, provided that Sellers and Purchaser may restrict their information to the Sellers’ Solicitors or Purchaser’s Solicitors respectively on a strictly confidential basis (“Cooperation”); provided further, Purchaser and Sellers shall have an equal obligation to provide such Cooperation in response to any inquiry from any other Governmental Authority in connection with the transactions that are contemplated by this Agreement.

3.5	The Purchaser shall:

(a)	allow the Sellers the opportunity to participate in any call or meeting with the Regulatory Authority, promptly inform the Sellers of the content of any meeting, material conversation and any other communication which takes place between the Purchaser (or its agents, representatives or advisers) and the Regulatory Authority in which the Sellers did not participate and provide copies or, in the case of non-written communications, a written summary, to the Sellers or the Sellers’ Solicitors;

(b)	procure that the Sellers are given a reasonable opportunity to review and provide reasonable comments on drafts of all notifications, filings and submissions before they are submitted to the Regulatory Authority and provide the Sellers with final copies of all such notifications, filings and submissions (it being acknowledged that certain such drafts and/or documents may be shared with the Sellers’ Solicitors only on a confidential basis) and take account of any reasonable comments; provided further and notwithstanding anything to the contrary in this Agreement, the Purchaser shall have sole control of the substantive communications with the Regulatory Authority and any other applicable competition or antitrust Governmental Authority and all strategic decisions relating to the Condition in Paragraphs 1, 2 and 3 of Schedule 2 (Conditions) (the “Regulatory Conditions”);

(c)	have an obligation to oppose any administrative or judicial action or proceeding instituted (or threatened to be instituted) by the Regulatory Authority challenging the transactions contemplated by this Agreement solely in connection with the Regulatory Conditions until the Long Stop Date; and

(d)	use its best endeavours to avoid any declaration of incompleteness by the Regulatory Authority or any other suspension of the periods for clearance.

3.6	The Purchaser shall not, without the prior written consent of the Sellers (not to be unreasonably withheld) withdraw any notification, filing or submission made to the Regulatory Authority.

3.7	Notwithstanding the foregoing, [***], then the Purchaser may terminate this Agreement by notice in writing to the Sellers, subject to the Purchaser paying to the Sellers a one-time reverse break-up fee equal to [***] (the “Break Fee”) (less any reasonable and documented third party fees, costs and expenses incurred by the Purchaser or any other member of the Purchaser’s Group in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents up to a maximum amount of [***] (the “Break Fee Deduction”), provided that no Break Fee Deduction will be payable where [***] The payment of the Break Fee, less the Break Fee Deduction, if applicable, shall be exclusive remedy of the Sellers for the matters set forth in this Clause 3.7.

3.8	The Sellers undertake to notify the Purchaser in writing, and the Purchaser undertakes to notify the Sellers in writing, of anything which will or may prevent any of the Conditions from being satisfied on or before the Long Stop Date promptly after it comes to its attention.

3.9	Each Party undertakes to notify the other Parties as soon as possible on becoming aware that any of the Conditions has been satisfied and in any event within [***] of such satisfaction.

3.10	If any of the Conditions is not fulfilled or waived on or before the Long Stop Date, the Parties shall be entitled to treat this Agreement as terminated subject to, and on the basis set out in, Clause 21.2.

4.	Consideration

4.1	The overall consideration for the sale and purchase of the Shares and for the sale and purchase of the Business as a going concern (including the Assets) shall be:

(a)	the assumption by the Purchaser of the Assumed Liabilities as provided in Clause 12 (Assumed Liabilities);

(b)	the payment by the Purchaser of:

(i)	the Initial Consideration determined in accordance with Part 1 of Schedule 7 (Completion Accounts);

(ii)	the Deferred Consideration Amount, as applicable, as set out in Part 4 of Schedule 7 (Completion Accounts);

(iii)	the Earnout Payments (if any); and

(iv)	the Milestone Payment (if any),

which shall be apportioned as set out in Part 9 of Schedule 7 (Completion Accounts).

4.2	Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser’s Group) to: (i) the Sellers shall be made to the Sellers’ Designated Account; or (ii) the nominated Retained Group company shall be made to nominated Retained Group company’s account details.

4.3	Any payment to be made pursuant to this Agreement by the Sellers (or any member of the Retained Group): (i) to the Purchaser shall be made to the Purchaser’s Designated Account or (ii) to the Company shall be made to the Company’s account details or as the Purchaser shall direct.

4.4	Milestone Payment.

(a)	The Purchaser shall pay to the Sellers a one-time milestone payment equal to £41,670,000 (the “Milestone Payment”) within [***] of [***] (the "Milestone Payment Event").

(b)	The Purchaser shall use its commercially reasonable endeavours and take all steps reasonably necessary to ensure satisfaction of the Milestone Payment Event as soon as possible and in any event prior to the Milestone Expiration Date.

(c)	The Purchaser shall be responsible for all filing fees and other costs incurred in relation to any filing required to be made in connection with the Milestone Payment Event.

(d)	The Purchaser shall notify the Sellers as soon as possible on becoming aware that the Milestone Payment Event has been satisfied and in any event within [***] of such satisfaction.

(e)	Each of the Sellers shall, to the extent permitted by law, co-operate with the Purchaser and to use its reasonable endeavours to procure that the Company co-operates with a view to satisfying the Milestone Payment Event, including, to the extent necessary and on a confidential basis, providing all information reasonably required by the Purchaser in relation to the business of the Company or in relation to any such Seller and providing all information required by the FDA in relation to the business of the Company or in relation to any such Seller, provided that any information provided in relation to any such Seller shall be provided only to the FDA and/or, if necessary the Purchaser’s Solicitors on a strictly confidential basis and shall not be provided to the Purchaser.

(f)	The Purchaser shall to the extent permitted by law to notify in writing to the Sellers anything which will or is likely to prevent the Milestone Payment Event from being satisfied on or before the Milestone Expiration Date promptly after it comes to its attention.

(g)	The Purchaser shall pay the Milestone Payment to the Sellers by wire transfer of immediately available funds in accordance with the wire instructions provided in writing by the Sellers to the Purchaser.

(h)	Such Milestone Payment obligation will cease if approval from the FDA is not obtained by [***] (“Milestone Expiration Date”).

(i)	From Completion until (including) the Milestone Expiration Date, the Purchaser shall ensure that the Letter of Credit is valid and enforceable by the Sellers in accordance with its terms and not terminated or otherwise withdrawn unless, concurrently with such termination or withdrawal, a replacement letter of credit is issued by Wells Fargo Bank NA to the Sellers on the same terms as the Letter of Credit.

4.5	Deferred Consideration Payments

(a)	The Purchaser agrees and undertakes to the Sellers that it shall not, and shall procure that each of its Affiliates shall not, without the prior written consent of the Sellers, take or cause any action (or permit or allow anything to be done which it is reasonably able to prevent) which, in each case, is effected in bad faith or primarily with the intention of reducing the Deferred Consideration Payments or delaying or preventing the payment of any Deferred Consideration Payment which is due and payable (which shall include, but not be limited to, diverting or redirecting any trading or revenues away from any member of the Purchaser’s Group).

(b)	[***].

(c)	The Purchaser shall pay the Deferred Consideration Payments due to the Sellers for each Calendar Quarter within [***] after the end of such Calendar Quarter and shall accompany such payment with a report setting forth the Net Sales in sufficient detail to permit confirmation of the accuracy of the Deferred Consideration Payment made, including the gross sales of the Product, the Net Sales of the Product (including, if relevant, details of any differential in the net price of the Product to the [***]), all relevant deductions from the gross amount in accordance with this Agreement, the Deferred Consideration Payments payable, and the exchange rates used. All Deferred Consideration Payments hereunder shall be payable in Pound sterling.

(d)	The Purchaser shall keep, and shall require its Affiliates to keep, complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to determine the occurrence of Net Sales reported and Deferred Consideration Payments due hereunder (including reference to the [***], if referred to). The Purchaser will keep such books and records for three (3) years following the calendar year to which they pertain, or such longer period of time as may be required by Applicable Regulations. Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, the records of the Purchaser and its Affiliates may be inspected by the Sellers or on the Sellers’ behalf by an internationally recognised independent certified public accountant (which shall be one of PwC, KPMG, Deloitte or EY selected by the Sellers or if none of them are willing or able to act, another internationally recognised independent certified public accountant acceptable to the Parties acting reasonably or, failing such agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales) (the “Auditor”) for the sole purpose of verifying for the Sellers the accuracy of the deferred consideration reports furnished by the Purchaser pursuant to this Agreement or of any Deferred Consideration Payments made, or required to be made, to the Sellers pursuant to this Agreement. Such audits shall be limited to once each per Calendar Quarter and once with respect to records covering any specific Calendar Quarter and, in each case, only for records within the last three (3) completed calendar years. Such Auditor shall not disclose the Purchaser’s confidential information to the Sellers, except to the extent such disclosure is necessary to verify the accuracy of the deferred consideration reports furnished by the Purchaser or the amount of Deferred Consideration Payments owed. In the event that the final result of the inspection reveals an underpayment, the Purchaser shall pay the underpaid amount within [***] after the Auditor’s report; provided, however, that the Purchaser shall have the ability to review, report and discuss the Auditor’s findings with the Auditor during such [***] period. The Sellers shall bear the full cost of such audit unless such audit reveals an underpayment by the Purchaser, in which case the Purchaser shall reimburse the Sellers for the reasonable costs of such audit.

(e)	The Purchaser shall not sell, assign or otherwise transfer all or any portion of the Assets to any person other than where the proposed purchaser of the Assets guarantees the Deferred Consideration Payments to the satisfaction of the Sellers (acting reasonably).

(f)	[***].

4.6	Earnout Payments

(a)	The Purchaser agrees and undertakes to the Sellers that it shall not, and shall procure that each of its Affiliates shall not, without the prior written consent of the Sellers, take or cause any action (or permit or allow anything to be done which it is reasonably able to prevent) which, in each case, is effected in bad faith or primarily with the intention of reducing the Earnout Payments or delaying or preventing the payment of any Earnout Payment which is due and payable (which shall include, but not be limited to, diverting or redirecting any trading or revenues away from any member of the Purchaser’s Group).

(b)	[***].

(c)	The Purchaser shall pay the Earnout Payments due to the Sellers for each Calendar Quarter within [***] after the end of such Calendar Quarter and shall accompany such payment with a report setting forth the Net Sales in sufficient detail to permit confirmation of the accuracy of the Earnout Payment made, including the gross sales of the Product, the Net Sales of the Product (including, if relevant, details of any differential in the net price of the Product to the [***]), all relevant deductions from the gross amount in accordance with this Agreement, the Earnout Payments payable, and the exchange rates used. All Earnout Payments hereunder shall be payable in Pound sterling.

(d)	The Purchaser shall keep, and shall require its Affiliates to keep, complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to determine the occurrence of Net Sales reported and Earnout Payments due hereunder (including reference to the [***], if referred to). The Purchaser will keep such books and records for three (3) years following the calendar year to which they pertain, or such longer period of time as may be required by Applicable Regulations. Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, the records of the Purchaser and its Affiliates may be inspected by the Sellers or on the Sellers’ behalf by the Auditor selected by the Sellers for the sole purpose of verifying for the Sellers the accuracy of the earnout payment reports furnished by the Purchaser pursuant to this Agreement or of any Earnout Payments made, or required to be made, to the Sellers pursuant to this Agreement. Such audits shall be limited to once each per Calendar Quarter and once with respect to records covering any specific Calendar Quarter and, in each case, only for records within the last three (3) completed calendar years. Such Auditor shall not disclose the Purchaser’s confidential information to the Sellers, except to the extent such disclosure is necessary to verify the accuracy of the earnout payment reports furnished by the Purchaser or the amount of Earnout Payments owed. In the event that the final result of the inspection reveals an underpayment, the Purchaser shall pay the underpaid amount within ten [***] after the Auditor’s report; provided, however, that the Purchaser shall have the ability to review, report and discuss the Auditor’s findings with the Auditor during such [***] period. The Sellers shall bear the full cost of such audit unless such audit reveals an underpayment by the Purchaser, in which case the Purchaser shall reimburse the Sellers for the reasonable costs of such audit.

(e)	The Purchaser shall not sell, assign or otherwise transfer all or any portion of the Assets to any person other than where the proposed purchaser of the Assets guarantees the Earnout Payments to the satisfaction of the Sellers (acting reasonably).

(f)	[***].

4.7	Payments under this Clause 4 shall be made by electronic transfer in immediately available cleared funds in Pound sterling on the due date for payment without any set off, restriction, condition, deduction or withholding (save only (i) as required by applicable law, and (ii) as set out in paragraph 2(b) of Part 4 of Schedule 7 (Completion Accounts)). To the extent amounts are so withheld as required by applicable law, the withheld amounts shall be treated for all purposes of this agreement as having been paid to the person in respect of which such deduction and withholding was made. Confirmation that the amount due has been received by the transferee bank shall constitute a good discharge of the relevant payment obligation.

4.8	The Additional Stamp Duty Amount shall be deducted from the amount of the Initial Consideration due from the Purchaser. To the extent that the Purchaser does not suffer the Additional Stamp Duty Amount and/or receives a refund of and/or credit of the Additional Stamp Duty Amount, the Purchaser shall promptly make a cash payment to the Seller of such amount not suffered or received by way of refund or credit (as the case may be).

5.	Pre-Completion Obligations

5.1	The Sellers shall procure that from the date of this Agreement until Completion the Business (including the Company) will be conducted in the ordinary course consistent with past practice and that none of the Business Sellers or the Company will do any of the following in relation to the Business without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed):

(a)	entering into, modifying or terminating any Contract other than in the ordinary course of business or entering into any unusual or onerous contract;

(b)	disposing of, or granting any option in respect of, or any interest in of any Assets or the Shares;

(c)	acquire any asset involving consideration, expenditure or liabilities in excess of $[***];

(d)	making any material change in the nature or organisation of the Business;

(e)	discontinuing or ceasing to operate all or a material part of the Business;

(f)	amending, varying or waiving any of the provisions of, or entering into, materially breaching, failing to enforce or terminating (or giving notice to terminate) any Employees, other than (i) the Transferring Employees to the Purchaser or another member of the Purchaser's Group and (ii) the transfer of employment of [***] to a member of the Retained Group;

(g)	introducing new share incentive plans, or changes to existing plans;

(h)	prosecuting, commencing, defending or settling any litigation or an alternative dispute resolution mechanism;

(i)	enter into any kind of insolvency process or any arrangement with its creditors generally save on the advice of a licensed insolvency practitioner;

(j)	undertake any merger, demerger or any other kind of business combination or reorganisation involving any part of the Business or the Company;

(k)	cancel any registration of any Company Registered Intellectual Property Rights;

(l)	establish, participate in or contribute to any pension scheme other than the Disclosed Schemes or grant any new retirement, death or disability benefit;

(m)	change, discontinue or exercise any discretion in relation to any pension scheme or other retirement, death or disability benefit available to the Employees, or announce any plan, proposal or intention to do so;

(n)	in relation to the Company:

(i)	entering into, amending, varying, waiving or committing a breach any provision of, failing to enforce or terminating (or giving notice to terminate or committing a material or persistent breach of) any contract to which the Company is a party which: (i) will involve a payment or commitment by the Company in excess of GBP [***]; (ii) is not terminable by the Company on less than [***] months’ notice; (iii) is otherwise material (being a contract which accounts for more than [***]% of the Company’s gross profit); (iv) restricts its freedom to do business; or (v) is outside the ordinary and usual course of trading;

(ii)	determining the remuneration of any non-executive directors of the Company (if applicable);

(iii)	granting, creating or allowing to arise any Encumbrance over the Company’s assets (other than (i) charges arising by operation of law in the ordinary and usual course of trading or (ii) as envisaged by the borrowing facilities available to the Company);

(iv)	incurring or paying any management charge or making any other payment, in each case, to any member of the Retained Group;

(v)	(i) making, changing or revoking any election in respect of Taxes outside of the ordinary course of business or adopting or changing any accounting method in respect of Taxes, (ii) entering into any closing agreement, settling or compromising any claim or assessment in respect of Taxes, or consenting to any extension or waiver of the statute of limitation period applicable to any claim or assessment in respect of Taxes, filing or causing to be filed a material claim for refund or surrender any claim for refund, or (iii) taking any action which would or may change the tax residence of the Company;

(vi)	approving the dividend policy or declaring or paying any dividend or making any other distribution other than as between wholly owned group companies; or

(vii)	changing the Company’s capital structure in any way, including any reduction of capital, share issues (except under employees’ share plans), and share buy backs (including the use of treasury shares) and calls or forfeiture of shares.

5.2	Clause 4 shall not apply in respect of, and shall not operate so as to restrict or prevent:

(a)	any matter contemplated by the PwC Structure Paper and any documents or agreements relating to the implementation of the steps set out in the PwC Structure Paper (including the Reorganisation Documents) including for the avoidance of doubt transferring any Excluded Assets or Excluded Liabilities of the Company to any member of the Retained Group;

(b)	entering into, terminating or amending any arrangements between any member of the Retained Group, on the one hand, and the Company, on the other hand, in accordance with the Retained Group’s transfer pricing policy;

(c)	any matter reasonably undertaken in an emergency or disaster situation with the intention of and to the extent only of minimising any adverse effect of such situation (and of which the Purchaser will be promptly notified in writing);

(d)	any matter expressly permitted by, or necessary for performance of, this Agreement or any of the other Transaction Documents or necessary for Completion;

(e)	any matter undertaken at the written request or with the written consent of the Purchaser;

(f)	providing information to any Regulatory Authority in the ordinary course of business; or

(g)	any matter to the extent required by law.

6.	Completion

6.1	Completion shall take place on the Completion Date remotely by the electronic exchange of documents or at such place as is agreed in writing between the Sellers and Purchaser.

6.2	At Completion the Sellers shall undertake those actions listed in Part 1 of Schedule 3 (Completion Arrangements) and the Purchaser shall undertake those actions listed in Part 2 of Schedule 3 (Completion Arrangements).

6.3	The Parties agree that all certificates, deeds, documents and the Initial Consideration deliverable on Completion to any Party, or the Purchaser’s Solicitors or the Sellers’ Solicitors respectively (together the “Deliverables”), shall be held by the Purchaser’s Solicitors or the Sellers’ Solicitors (as the case may be) to the order of the person delivering the same until such time as Completion shall have taken place in accordance with Clause 6.5. For the purposes of Completion, the Purchaser irrevocably nominates and appoints the Purchaser’s Solicitors to act on its behalf with full authority and the Sellers irrevocably nominate and appoint the Sellers’ Solicitors to act on its behalf with full authority. The Parties shall procure that their respective solicitors act in accordance with Clauses 6.3 to 6.5.

6.4	A Party delivering a document pursuant to its obligations on Completion shall deliver it undated in accordance with Clause 6.3, with full authority for it to be dated with the Completion Date by the Purchaser’s Solicitors or the Sellers’ Solicitors (as the case may be), in accordance with Clause 6.5.

6.5	Simultaneously with delivery of all Deliverables in accordance with Schedule 3 (Completion Arrangements) (or waiver of such delivery by the person entitled to receive the relevant Deliverable) and receipt into the Sellers’ Designated Account of the Initial Consideration in immediately available cleared funds, the Deliverables shall cease to be held to the order of the person delivering them and shall be dated with the Completion Date, whereupon Completion shall have taken place.

6.6	If there is a material breach of Clause 6.2 and Schedule 3 ( Completion Arrangements) on the Completion Date by either the Sellers or the Purchaser (the “Defaulting Party” as applicable), then the non-Defaulting Party shall not be obliged to complete this Agreement and the non-Defaulting Party, as the case may be, may:

(a)	defer Completion (with the provisions of this Clause 6 applying to Completion as so deferred);

(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)	treat this Agreement as terminated for breach of condition subject to, and on the basis set out in, Clause 21.2 (Termination).

7.	VAT

The Business Sellers and the Purchaser acknowledge that the consideration amount in respect of the Business (including the Business Assets), calculated in accordance with Part 1 of Schedule 7 (Completion Accounts) and Part 9 of Schedule 7 (Completion Accounts), is exclusive of any VAT thereon and, where the relevant Business Seller is the person liable to account for such VAT to the relevant Taxing Authority, such VAT shall be paid by the Purchaser to the Business Sellers as soon as reasonably practicable following receipt by the Purchaser of a valid corresponding VAT invoice in respect of the same.

8.	Tax covenant

The provisions of Schedule 14 shall apply with effect from Completion.

9.	Post-Completion Actions

9.1	Other than as may be required in connection with sales of Stock permitted under Clauses 20.2(e) or 20.2(g) and subject to any such quality control requirements as may reasonably be established by the Purchaser, within [***] from the transfer of the final Transferring MA to the Company in the case of clause 9.1(a) and within [***] from the transfer of the final Transferring MA to the Company in the case of clause 9.1(b) and save as otherwise agreed in any other Transaction Document, the Sellers shall at their own cost procure that as soon as reasonably practicable:

(a)	neither the Sellers nor any member of the Retained Group shall use the name “Proleukin”; and

(b)	all references to the Business shall be removed from the websites under any domain names retained by the Sellers and/or by any other member of the Retained Group, together with all hypertext links to websites relating to the Business.

9.2	The Purchaser shall at its own cost procure that as soon as reasonably practicable but in any event within [***] following Completion:

(a)	no member of the Purchaser’s Group shall use the name “Clinigen” or any other mark, logo, name, symbol or design which, in the opinion of the Sellers, is capable of being confused with “Clinigen”; and

(b)	all references to the Sellers wherever and however any such reference is made by the Purchaser’s Group in connection with the Business are removed.

9.3	The Purchaser shall use all reasonable endeavours to procure that the Sellers and each other member of the Retained Group shall be unconditionally and irrevocably released in full from their respective obligations under the Parent Company Guarantee on or prior to Completion, such release to be in form and substance satisfactory to the Sellers (acting reasonably).

9.4	The Purchaser undertakes to indemnify and hold the Sellers and each other member of the Retained Group harmless from and against all Losses suffered or incurred by it after Completion in relation to or arising out of the Parent Company Guarantee, to the extent that the Parent Company Guarantee is not released (or replaced by the Purchaser) at or prior to Completion

9.5	The Sellers warrant to the Purchaser that there are no guarantees, security interests, indemnities, support letters or other contingent obligations given by the Company in favour of the Retained Group (“Retained Group Guarantees”) and to the extent any Retained Group Guarantees do exist, the Sellers undertake to indemnify and hold the Purchaser and the Purchaser’s Group harmless from and against Losses suffered by it or incurred by it after Completion in relation to or arising out of the Retained Group Guarantees.

10.	Transfer of Contracts

10.1	The Sellers or any other relevant member of the Retained Group shall assign or procure the assignment of the rights and benefit of each of the Assignment Contracts with effect from Completion or, in respect of any Assignment Contract which requires a Third Party Consent which is not obtained prior to Completion, with effect from the date on which such Third Party Consent is obtained.

10.2	The Sellers or any other relevant member of the Retained Group shall enter into a novation agreement for each of the Novation Contracts with effect from Completion or, in respect of any Novation Contract which requires a Third Party Consent which is not obtained prior to Completion, with effect from the date on which such Third Party Consent is obtained.

10.3	The Sellers hereby consent to the Purchaser and any member of the Purchaser’s group contacting and dealing with any relevant counterparty in respect of a Contract for the purposes of obtaining any required Third Party Consent.

10.4	The Purchaser and each relevant member of the Purchaser’s Group shall, both before and after Completion at its own expense, use all reasonable endeavours with the co-operation of the Sellers and each relevant member of the Retained Group to:

(a)	obtain all Third Party Consents that are required to assign the Assignment Contracts on or before Completion;

(b)	obtain all Third Party Consents that are required to novate the Novation Contracts on or before Completion; and

(c)	procure that each counterparty to a Novation Contract enters into a novation agreement on or before Completion.

10.5	The Sellers shall and shall procure that members of the Retained Group shall provide all necessary information requested for the purposes of obtaining a requisite Third Party Consent.

10.6	If any Third Party Consent is not obtained on or before Completion, then until that Third Party Consent is obtained or a novation agreement is entered into:

(a)	the Purchaser shall at its own expense use all reasonable endeavours with the co-operation of the Sellers and each relevant member of the Retained Group to obtain that Third Party Consent as soon as possible;

(b)	the Sellers or members of the Retained Group as appropriate shall hold the benefit, or procure that the benefit, of the relevant Contract is held as trustee on trust for the Purchaser absolutely and shall, as soon as practicable after receipt, account for and pay or otherwise transfer to the Purchaser any monies, goods or other benefits received by the Sellers or a member of the Retained Group in respect of the relevant Contract without any deduction or set-off;

(c)	the Sellers or members of the Retained Group as appropriate shall act in accordance with the reasonable directions of the Purchaser (at the Purchaser’s request and expense and subject to the Sellers being indemnified by the Purchaser for the same) to enable the Purchaser to enforce its rights under such Contract; and

(d)	the Purchaser shall, if permitted, perform each such Contract on behalf of the Sellers or members of the Retained Group.

10.7	If a Contract has not been assigned or novated in accordance with this Agreement within [***] months following the Completion Date, then the Sellers or members of the Retained Group and the Purchaser shall use all reasonable endeavours to achieve an alternative solution by which the Purchaser shall receive the benefit of that Contract and assume the associated obligations (provided that no member of the Retained Group shall be obliged to incur any liability or make any payment for that purpose).

10.8	The Purchaser shall indemnify and hold the Sellers or members of the Retained Group harmless from and against all Losses suffered or incurred by them arising from:

(a)	any failure by the Purchaser to perform any Contract from Completion; and

(b)	any act or omission by the Purchaser from Completion in respect of any Contract or any breach by the Purchaser of any Contract.

10.9	Nothing in this Agreement shall constitute an assignment of any Assignment Contract if such assignment would be in breach of contract.

10.10	For the period of two years from the Completion Date, the Sellers shall procure that:

(a)	all material notices, correspondence, information, orders or enquiries received by the Sellers or the Retained Group after the Effective Time in relation to the Business or any of the Assets are promptly passed on to the Purchaser; and

(b)	all monies, goods and other benefits received by the Sellers or the Retained Group after the Effective Time in respect of the period after the Effective Time (or to the extent that he related receivable has been included in Actual Working Capital) in relation to the Business or any of the Assets are promptly paid or transferred to the Purchaser without deduction or set-off.

11.	Transferring Market Authorisations

11.1	Agreement of a Transfer Plan in respect of the Transferring MAs

(a)	In relation to the Transferring MAs, the Parties will agree in good faith a transfer plan within [***] from the date hereof (“Transfer Plan”) under which

(i)	those Transferring MAs shall be transferred to the Company (or its nominee); and

(ii)	the Transferring MAs shall be maintained by the Sellers until the transfers are completed.

11.2	Performance of tasks allocated under the Transfer Plan

(a)	The Sellers shall perform the actions allocated to them in the Transfer Plan or use reasonable endeavours to procure that such actions are performed. For clarity, this shall include executing and delivering documents and all such further acts, documents and things reasonably required by the Purchaser in order to give full effect to the Transfer Plan.

(b)	The Purchaser will be responsible for, and will indemnify the Sellers on demand against, any documented properly incurred third-party costs or expenses (excluding for the avoidance of doubt any cost or expense comprising Tax on any Sellers’ income profit or gain) incurred by any Seller or its Affiliates in connection with compliance with the Transfer Plan.

(c)	The Purchaser shall perform the actions allocated to it in the Transfer Plan or use reasonable endeavours to procure that such actions are performed. For clarity, this shall include executing and delivering documents and all such further acts, documents and things reasonably required by the Sellers in order to give full effect to the Transfer Plan.

11.3	The Transfer Plan

(a)	The Transfer Plan shall include, but not be limited to:

(i)	The details of the intended transferee of each Transferring MA;

(ii)	When an application to transfer ownership to the Company (or its nominee) of each Transferring MA shall be filed in each jurisdiction;

(iii)	Details of which party shall submit the relevant applications;

(iv)	Where it is permissible to have a Cutover Date later than the date on which the transfer of the market authorisation to the Company (or its nominee) takes effect, an agreement as to the Cutover Date to request for each Transferring MA;

(v)	Supplies of Products during the period of the Transfer Plan;

(vi)	A process as regards changes to the livery of the Products;

(vii)	An agreement on how to address any regulatory procedures or commitments, will be addressed by the parties;

(viii)	An agreement on how to handle any correspondence or communications with any regulatory authority;

(ix)	A Safety Data Exchange Agreement, including access to safety data and any associated pharmacovigilance documents in respect of the Transferring MAs and timing for transfer to the Purchaser;

(x)	Details of the Wholesale Distribution Authorisations (or equivalent) in place in respect of the Products the subject of each Transferring MA and confirmation that these shall remain in place until each Cutover Date;

(xi)	Responsibility for approval of marketing materials in the period until each Cutover Date in respect of each Transferring MA;

(xii)	Handling of medical support related to the Transferring MAs;

(xiii)	Handling of defects and recalls related to the Transferring MAs;

(xiv)	Reporting any matters such as shortages to relevant regulators;

(xv)	A process in relation to any rights of reference (or equivalent) that apply to the Transferring MAs; and

(xvi)	Such other matters as the parties agree.

12.	Assumed Liabilities

12.1	As part of the Initial Consideration for the sale and purchase of the Business and Assets the Purchaser shall, subject to the provisions of Clause 10.4 (Transfer of Contracts) and this Clause 11, undertake the Assumed Liabilities with effect from Completion.

12.2	The Purchaser shall not be under any obligation or otherwise be responsible for, or incur any liability in respect of, any of the Excluded Liabilities and the Sellers shall indemnify and hold the Purchaser and each of the other members of the Purchaser’s Group harmless from and against all Losses suffered or incurred by them (on an after-Tax basis) arising from any of the Excluded Liabilities.

12.3	Neither the Sellers nor any other member of the Retained Group shall be under any obligation or otherwise be responsible for, or incur any liability in respect of:

(a)	any of the Assumed Liabilities; or

(b)	any act, neglect, default or omission in respect of any of the Contracts occurring after Completion; or

(c)	any product delivered or service provided by the Purchaser or any member of the Purchaser’s Group after Completion; or

(d)	any other liability or obligation arising in connection with the Business or the Assets (including in respect of the Employees) after Completion,

and the Purchaser shall indemnify and hold the Sellers and the other members of the Retained Group harmless from and against all Losses suffered or incurred by them arising from any of the matters specified in this Clause 12.3.

12.4	After Completion the Purchaser shall at its own cost execute and deliver and procure to be done, executed and delivered all such further acts, documents and things as the Sellers may reasonably request in order to effect the release and discharge in full of the Sellers and all relevant members of the Retained Group from any Assumed Liabilities, or the assumption by the Purchaser as the primary obligor in respect of any Assumed Liabilities in substitution for the Sellers and/or the relevant members of the Retained Group.

12.5	After Completion each of the Sellers shall at its own cost execute and deliver and procure to be done, executed and delivered all such further acts, documents and things as the Purchaser may reasonably request in order to effect (i) the release and discharge in full of the Purchaser and all relevant members of the Purchaser’s Group from any Excluded Liabilities to the extent assumed by the Purchaser or a member of the Purchaser Group, and/or (ii) the assumption by any of the Sellers as the primary obligor in respect of any Excluded Liabilities to the extent assumed by the Purchaser or a member of the Purchaser’s Group in substitution for the Purchaser and/or the relevant members of the Purchaser’s Group.

13.	Employees

13.1	The Purchaser shall, or shall procure that a member of the Purchaser’s Group shall, make an offer of employment (an “Offer”) to each Transferring Employee in accordance with the provisions of this Clause 13.

13.2	Each Offer shall be effective either:

(a)	as of the beginning of the day immediately following Completion; or

(b)	if it is not reasonably practicable for an offer to be effective at such time, as soon as is reasonably practicable following such time.

13.3	Each Offer shall provide terms and conditions of employment (including without limitation base salary, title, role, target bonus, and benefits) that are substantially the same in all material respects as the terms and conditions that applied to the Transferring Employee in their employment by Clinigen US immediately prior to Completion.

13.4	The Sellers shall indemnify and hold the Purchaser and each member of the Purchaser’s Group harmless from and against all Losses suffered or incurred by it (on an after-Tax basis) arising from or in respect of:

(a)	any Transferring Employee prior to Completion; and

(b)	any Retained Employee at any time.

13.5	The Purchaser shall indemnify and hold each of the Sellers harmless from and against all Losses suffered by it arising from or in respect of any Transferring Employee who accepts the Offer and/or Transferring Employee who rejects the Offer on the basis the Offer did not satisfy the conditions of Clause 13.3, relating to any act or omission of the Purchaser or any member of the Purchaser’s Group in relation to any such Transferring Employee on and following Completion.

14.	Sellers’ Warranties

14.1	Each of the Sellers warrant to the Purchaser that each of the Warranties is true and accurate:

(a)	as at the date of this Agreement; and

(b)	as at the Completion Date, and any reference to the “date of this Agreement” shall be read as a reference to “Completion”, in respect thereof.

14.2	The Warranties are given subject to Clause 15, Clause 16 and Schedule 5 (Sellers’ Limitations on Liability) below.

14.3	Any Warranties that are qualified by the knowledge, belief or awareness of the Sellers shall mean the actual (but not constructive or imputed) knowledge, belief or awareness of the following people Guy Strutton, Richard Adair, Gordon Scott, Jason Shelley, Richard Paling, Merav Eden and Nick Rhys-Jones.

15.	Sellers’ Limitations on Liability

The liability of the Sellers in respect of Claims shall be limited as provided in Schedule 5 (Sellers’ Limitations on Liability).

16.	Warranty and Indemnity Insurance

16.1	Notwithstanding any provision to the contrary in this Agreement:

(a)	the Parties acknowledge that, the Purchaser intends to secure a policy of insurance for the benefit of the Purchaser and/or the Purchaser’s Group to cover, inter alia, Losses arising in respect of breaches of and claims under the Warranties and claims under the Tax Covenant (the “Warranty and Indemnity Insurance”);

(b)	the Purchaser agrees that the Sellers have given the Warranties (other than the Sellers’ Fundamental Warranties) on the condition that the Purchaser will take out the Warranty and Indemnity Insurance as the sole and exclusive remedy of the Purchaser in respect of any and all Warranty Claims (except for a Warranty Claim in respect of a breach of a Sellers’ Fundamental Warranty or in the event of fraud, wilful concealment or fraudulent misrepresentation by one of more of the Sellers) and any and all claims under the Tax Covenant, and the Sellers shall have no liability whatsoever to the Purchaser in respect of any Warranty Claim (except for a Warranty Claim in respect of a breach of a Sellers’ Fundamental Warranty) or claim under the Tax Covenant, except to the extent of one (1) GBP (£1.00) in aggregate;

(c)	it will not be entitled to make, and will not make, and waives any right it might have to make, any Warranty Claim (except for a Warranty Claim in respect of a breach of a Sellers’ Fundamental Warranty) or claim under the Tax Covenant, against the Sellers, except to the extent of one (1) GBP (£1.00) in aggregate;

(d)	its sole recourse in respect of all Warranty Claims (except for a Warranty Claim in respect of a breach of a Sellers’ Fundamental Warranty) and or claim under the Tax Covenant shall, except to the extent of one (1) GBP (£1.00), be to make a claim under the Warranty and Indemnity Insurance;

(e)	this Clause 16 has full force and effect irrespective of whether or not the Purchaser is able to secure the Warranty & Indemnity Insurance and irrespective of the validity and enforceability of the Warranty and Indemnity Insurance and the absence of a recourse of the Purchaser under the Warranty and Indemnity Insurance in respect of any Warranty Claim or claim under the Tax Covenant (including as the result of any limitation, exclusion, deduction or derogation under, or any invalidity or illegality of, the Warranty and Indemnity Insurance) and/or any inability of the Purchaser to obtain any remedy in respect of a Warranty Claim or claim under the Tax Covenant under the Warranty and Indemnity Insurance for any reason whatsoever (including any winding up, bankruptcy or other insolvency proceedings affecting the W&I Insurer, any failure of the W&I Insurer to perform its obligations under the Warranty and Indemnity Insurance or any deductible, threshold or other financial limitation applying to the Warranty and Indemnity Insurance) shall not affect or increase the liability of any Seller under this Agreement;

(f)	the Purchaser agrees and undertakes that the Warranty and Indemnity Insurance shall contain a waiver from the W&I Insurer waiving all its rights to take subrogated action or to exercise rights assigned to it against any Seller or their respective Agents in relation to any Warranty Claim or claim under the Tax Covenant, other than in the event of fraud, wilful concealment or fraudulent misrepresentation by such Seller, and then only to the extent that the Warranty Claim or claim under the Tax Covenant arises directly as a result of such fraud, dishonest misconduct or fraudulent misrepresentation;

(g)	the Purchaser:

(i)	shall not agree to any amendment, variation or waiver of the waiver referred to in Clause 16.1(f) (or do anything which has a similar effect) without the prior written consent of the Sellers;

(ii)	shall not novate, or otherwise assign its respective rights with respect to the waiver referred to in Clause 16.1(f) (or do anything which has similar effect) or do anything which causes the waiver referred to in Clause 16.1(f) not to have full force and effect in accordance with its terms;

(iii)	shall, without limitation to any right of the Sellers to separately enforce such terms, use reasonable endeavours to enforce any term in the Warranty and Indemnity Insurance under which the W&I Insurer waives its rights to take subrogated action against any Seller or their respective Agents (other than in the instance of fraud, wilful concealment or fraudulent misrepresentation on the part of a Seller) upon the terms set out in the Warranty and Indemnity Insurance; and

(iv)	the Purchaser acknowledges and agrees that the Sellers shall not be liable to pay any excess or any of the costs relating to the Warranty and Indemnity Insurance (or, for the avoidance of doubt, any title insurance).

17.	Purchaser’s Warranties and Undertakings

17.1	The Purchaser warrants to the Sellers that each of the Purchaser’s Warranties is true and accurate as at the date of this Agreement.

17.2	The Purchaser’s Guarantor warrants to the Sellers that each of the Purchaser’s Warranties (as if references to “Purchaser” were references to “Purchaser’s Guarantor”) is true and accurate in all material respects as at the date of this Agreement.

17.3	The Purchaser undertakes to the Sellers that it shall, and shall procure that each member of the Purchaser’s Group will, preserve for a period of at least seven (7) years from Completion all books, records and documents of or relating to the Company and/or the Business existing at Completion (together the “Books and Records”). The Purchaser shall during such period, upon being given reasonable notice (and in any event within [***] of written notice being given to the Purchaser by any Seller), permit the Sellers and their respective agents, representatives and professional advisers during the Purchaser’s normal business hours to inspect and to make copies of any Books and Records for tax or accounting purposes, or to comply with any applicable law or requirement of any authority or securities exchange to which the relevant Seller (or person connected with it) is subject or submits.

17.4	In the event that any proceeding, enquiry or investigation of any judicial or regulatory authority is pending at the time of expiry of the period of seven (7) years from Completion, or if at such time the Sellers are in the process of using any Books and Records in connection with satisfying applicable laws or regulations, the Sellers shall be entitled to continuing access to the Books and Records on the same terms as provided in Clause 17.3 for a further period until completion of the relevant enquiry, investigation or other event.

17.5	If Completion does not take place, the Purchaser undertakes to the Sellers that it shall as soon as reasonably practicable hand over, or procure the handing over of, all books, records, documents and papers of or relating to the Retained Group which shall have been made available to it and all copies or other records derived from such materials and that it shall to the extent reasonably practicable, remove any information derived from such materials or otherwise concerning the subject matter of this Agreement from any computer, word processor or other device containing information. The Purchaser may keep copies of any materials to the extent it is required to do so pursuant to any law, regulation, or rule of any authority to which the Purchaser is subject or submits, or which is automatically stored on an internal IT backup system.

18.	Business Information

18.1	To the extent that any information relating to the Business in the period up to Completion is not in the possession of the Sellers or another member of the Retained Group but is held by the Purchaser’s Group, then for a period of seven (7) years following the Completion Date the Purchaser shall provide the Sellers with reasonable access at reasonable times to such information and shall use its reasonable endeavours to procure that such information is provided to the Sellers as reasonably practicable on request, provided that this requirement shall not apply to any information which if provided would or, in the opinion of the Purchaser, may:

(a)	result in a breach of contract or breach of confidence owed to a third party; or

(b)	be detrimental to the business of the Purchaser or any other member of the Purchaser’s Group,

and the Sellers shall indemnify and hold the Purchaser and the other relevant members of the Purchaser’s Group harmless from and against all Losses suffered or incurred by it in complying with its obligations under this Clause 18.

18.2	To the extent that any information reasonably required for the Business is not in the possession of the Purchaser or the Company at Completion but remains, after Completion, held by the Sellers or another member of the Retained Group, then for a period of seven (7) years following the Completion Date the Sellers shall provide the Purchaser with reasonable access at reasonable times to such information and shall use their reasonable endeavours to procure that, such information is provided to the Purchaser as soon as reasonably practicable on request, provided that this requirement shall not apply to any information which if provided would or, in the opinion of the Sellers, may:

(a)	result in a breach of contract or breach of confidence owed to a third party; or

(b)	be detrimental to the business of the Sellers or any other member of the Retained Group,

and the Purchaser shall indemnify and hold the Sellers and the other relevant members of the Retained Group harmless from and against all Losses suffered or incurred by it in complying with its obligations under this Clause 18.

19.	Tax Matters

19.1	Section 338(g) Election

(a)	The Purchaser shall be entitled, at its sole discretion, to make any election under Section 338(g) of the Code with respect to the Company, and the Purchaser shall provide written notice to the Sellers of any such election as soon as reasonably practicable after determining to make any such election.

19.2	The provisions of Schedule 14 shall apply as if they were included in this Clause 19.2.

20.	Restrictions on Sellers

20.1	Except as provided in Clause 20.2, the Sellers covenant with the Purchaser and each other member of the Purchaser’s Group that they shall not, and shall procure that each member of the Retained Group shall not, without the prior written consent of the Purchaser:

(a)	[***];

(b)	[***];

(c)	[***]; or

(d)	[***].

20.2	Nothing in this Clause 20 shall prevent or restrict the Sellers or the Retained Group from:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***]; or

(h)	for the avoidance of doubt, exercising their rights and performing their obligations under the Transitional Services Agreement and/or Distribution Agreement.

21.	No Right to Rescind or Terminate

21.1	Save for the Parties’ express right to terminate this Agreement as referred to in Clause 21.2 below, neither Party shall be entitled to rescind or terminate this Agreement, whether before or after Completion, and each Party waive all and any rights of rescission which it may have in respect of any matter to the full extent permitted by law, other than such rights in respect of fraud. Without prejudice to the generality of the foregoing, each Party agrees that the remedy of rescission is excluded in relation to all matters and shall not be available, save in respect of fraud.

21.2	If this Agreement is terminated by a Party in accordance with:

(a)	Clause 3 (Conditions); or

(b)	Clause 6.6 (Completion),

the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect of antecedent breaches (but excluding any right of the Purchaser to claim damages for breach of Warranty or of the Sellers’ obligations under Clause 5 (Pre-Completion Obligations)) and under the Continuing Provisions.

22.	Insurance

22.1	Risk in the Assets to be sold under this Agreement are considered Assumed Liabilities and shall pass at Completion, subject to the Excluded Liabilities.

22.2	The Sellers shall and shall procure that the Company and each member of the Retained Group shall continue in force all pre-existing insurance cover in respect of the Business, the Company, and the businesses and assets of the Company maintained by them up to and including the Completion Date.

22.3	With effect from Completion, the Purchaser shall have the option, at its own cost and expense, to continue any and all available insurance cover previously maintained by the Retained Group in respect of the Business or the Company, and all other insurance previously maintained shall cease.

23.	Confidentiality

23.1	Save as expressly provided in Clause 23.3, the Sellers shall, and shall procure that each member of the Retained Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into the Transaction Documents and, with effect from Completion, the Books and Records, and the Business Information, and shall not disclose or use any such information.

23.2	Save as expressly provided in Clause 23.3, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained about the Retained Group as a result of negotiating or entering into the Transaction Documents and, at all times prior to Completion, all information it possesses relating to the Business, and shall not disclose or use any such information.

23.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

(a)	is disclosed to Agents of that Party or of other members of the Relevant Party’s Group, if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential); or

(b)	is required by law or any securities exchange, regulatory or governmental body or Taxation Authority; or

(c)	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or

(d)	is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 23,

provided that prior written notice of any confidential information to be disclosed pursuant to Clause 23.3(b) shall be given to the other Parties and their reasonable comments taken into account.

23.4	The confidentiality restrictions in this Clause 23 shall continue to apply after the termination of this Agreement pursuant to Clause 3.10 (Conditions) or Clause 6.6(c) (Completion) without limit in time.

24.	Announcements

24.1	Save as expressly provided in Clause 24.2, no announcement shall be made by or on behalf of either Party or a member of the Relevant Party’s Group relating to the terms of the Transaction Documents without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

24.2	A Party may make an announcement relating to the terms of the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement (to the extent not otherwise previously publicly disclosed and approved by such other Party) required to be made is given to the other Parties in which case such Party shall take all steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Parties prior to making such announcement.

25.	Purchaser’s Guarantor’s Guarantee

25.1	In consideration of the Sellers entering into this Agreement, the Purchaser’s Guarantor irrevocably and unconditionally guarantees to the Sellers punctual performance by the Purchaser of all of the Purchaser’ obligations under this Agreement and the other Transaction Documents and undertakes to the Sellers that:

(a)	whenever the Purchaser does not pay any amount when due under or in connection with this Agreement or any other Transaction Document, the Purchaser’s Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(b)	whenever the Purchaser fails to perform any other obligations under this Agreement or any other Transaction Document, the Purchaser’s Guarantor shall immediately on demand perform (or procure performance of) and satisfy (or procure the satisfaction of) that obligation, so that the same benefits are conferred on the Sellers as it would have received if such obligation had been performed and satisfied by the Purchaser.

25.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Purchaser under this Agreement and the other Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

25.3	Save to the extent provided in Clause 25.4, the obligations of the Purchaser’s Guarantor will not be discharged or affected by:

(a)	any time, waiver or consent granted to the Purchaser or any other person;

(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against the Purchaser under this Agreement or any other Transaction Document;

(c)	the insolvency (or similar proceedings) of the Purchaser, any incapacity or lack of power, authority or legal personality of the Purchaser or change in control, ownership or status of the Purchaser; or

(d)	any amendment to this Agreement or any other Transaction Document.

25.4	For the avoidance of doubt, the Purchaser’s Guarantor shall have no liability under this Clause 25 in respect of any liability of the Purchaser under this Agreement or any other Transaction Document where any obligation or liability of the Purchaser is either:

(a)	amended or varied in accordance with Clause 32 (Variations); or

(b)	waived to any extent in a manner that is effective in accordance with Clause 33 (Remedies and Waivers),

the Purchaser’s Guarantor’s obligations under this Clause 25 in respect of such obligation or liability as it subsists following such amendment, variation or waiver shall be determined by reference to such obligation as so amended or varied, or taking account of the extent to which such obligation or liability has been so waived.

25.5	Until all amounts which may be or become payable by the Purchaser under or in connection with this Agreement and any other Transaction Document have been irrevocably paid in full the Sellers shall not be obliged to apply any sums held or received by it from the Purchaser’s Guarantor towards payment of the Purchaser’s obligations.

26.	Purchaser’s Guarantor’s Warranty

26.1	The Purchaser’s Guarantor is a company duly incorporated and validly existing under the laws of Delaware and has the necessary power and authority to enter into and perform this Agreement and all other documents executed by the Purchaser’s Guarantor which are to be delivered at Completion (together, the “Purchaser’s Guarantor’s Documents”).

26.2	The execution, delivery and performance by the Purchaser’s Guarantor of the Purchaser Guarantor’s Documents will not result in a breach of (i) any provision of the articles of association or equivalent constitutional documents of the Purchaser’s Guarantor; or, (ii) any order, judgment or decree of any court or Governmental Authority by which the Purchaser’s Guarantor is bound.

26.3	The Purchaser’s Guarantor is not nor will it be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority in connection with the execution, delivery and performance of the Purchaser’s Guarantor’s Documents.

26.4	No moratorium has been obtained nor has any order been made, petition presented or resolution passed for the winding up of the Purchaser’s Guarantor. No administrator nor any receiver, monitor or manager has been appointed by any person in respect of the Purchaser’s Guarantor or all or any of its assets and, so far as the Purchaser’s Guarantor is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Purchaser’s Guarantor has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

27.	Assignment

27.1	No party may assign, transfer, create an Encumbrance over, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them; provided, that:

(a)	Each Seller may assign (in whole or in part) all or any of its rights and benefits under this Agreement to any member of the Sellers’ Group provided that if such assignee ceases to be a member of the Sellers’ Group all rights and benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the relevant Seller immediately before such cessation;

(b)	Each Seller may assign (in whole or in part) its rights and benefits under Clauses 4.1(b)(ii), 4.1(b)(iii) 4.5, 4.6 and 4.7, and paragraphs 2, 3 and 4 of Part 4 of Schedule 7 (Completion Accounts) to any person whatsoever; and

(c)	The Purchaser may assign (in whole or in part) all or any of its rights and benefits under this Agreement to any other member of the Purchaser’s Group, provided that if such assignee ceases to be a member of the Purchaser’s Group all rights and benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Purchaser immediately before such cessation;

provided further that, any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and neither the Purchaser nor any Seller, as applicable shall be under any greater obligation or liability than if such assignment had never occurred.

28.	Further Assurance

28.1	Insofar as it is able to do so after Completion, the Sellers shall:

(a)	during the period of twenty four (24) months following the Completion Date and at the Purchaser’s cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by the Purchaser in order to give full effect to this Agreement; and

(b)	following the Completion Date and at the Purchaser’s cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by the Purchaser in order to vest any of the Shares and/or the Assets (as applicable) in the Purchaser.

28.2	Insofar as it is able to do so after Completion, the Purchaser shall:

(a)	during the period of twenty four (24) months following the Completion Date and at the Sellers’ cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by the Sellers in order to give full effect to this Agreement; and

(b)	following the Completion Date and at the Sellers’ cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by the Seller in order to vest any of the Shares and/or the Assets (as applicable) in the Purchaser.

29.	Wrong Pockets

29.1	Without prejudice to any other rights or remedies of the Purchaser under this Agreement, if any Asset has not been vested in the Purchaser or another member of the Purchaser’s Group by virtue of the transactions carried out under this Agreement and the other Transaction Documents, the Purchaser may give written notice of this to the Sellers at any time during the period of twenty four (24) months following the Completion Date. If such notice is given:

(a)	the Sellers shall, as soon as practicable at its own cost, transfer or procure the transfer of such Asset to the Purchaser or, at the Purchaser’s direction, to another member of the Purchaser’s Group, for no consideration, and the Purchaser shall accept, or procure that another member of the Purchaser’s Group shall accept, such transfer; and

(b)	each Party shall provide such assistance to the other Party as is reasonably requested for the purposes of this Clause 29.1.

29.2	If any Excluded Asset has been vested in the Purchaser or another member of the Purchaser’s Group by virtue of the transactions carried out under this Agreement and the other Transaction Documents, any of the Sellers may give written notice of this to the Purchaser during the period of twenty four (24) months following the Completion Date. If such notice is given:

(a)	the Purchaser shall, as soon as practicable at its own cost, transfer or procure the transfer of such Excluded Asset to the Sellers or at any Seller’s direction for no consideration, and the Seller shall accept, or procure that another member of the Retained Group shall accept, such transfer; and

(b)	each Party shall provide such assistance to the other Parties as is reasonably requested for the purposes of this Clause 29.2.

29.3	For the doubt, Clause 12 (Assumed Liabilities) shall apply to any liability associated with any Asset or Excluded Asset, which shall be discharged in accordance with that Clause according to whether the liability in question is an Assumed Liability or an Excluded Liability.

30.	Entire Agreement

30.1	This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares and the Business (including the Business Assets).

30.2	Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever by another Party or any of its Related Persons which is not expressly incorporated into this Agreement or the relevant Transaction Document and that, to the extent permitted by law, a Party shall have no right or remedy in relation to action taken in connection with this Agreement or any other Transaction Document other than pursuant to this Agreement or the relevant Transaction Document and each Party waives all and any other rights or remedies.

30.3	A Party’s only right or remedy in respect of any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or that Transaction document, and no party shall have any right or remedy in respect of misrepresentation (whether negligent or innocent and whether made prior to and/or in this Agreement) and each Party waives all and any rights or remedies in respect of misrepresentation which it may have in relation to any matter to the fullest extent permitted by law.

30.4	Save for any claim under or for breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Shares and the Business (including the Business Assets).

30.5	In this Clause 30, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.

30.6	Nothing in this Clause 30 shall operate to limit or exclude any liability for fraud.

31.	Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

32.	Variations

No variation or restatement of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

33.	Remedies and Waivers

33.1	No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

33.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, save to the extent otherwise provided in Schedule 5 (Sellers’ Limitations on Liability), shall constitute a waiver of such right or remedy.

33.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

33.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

34.	Effect of Completion

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

35.	Third Party Rights

35.1	Save as expressly provided in Clause 35.2, a person who is not a Party or its successor or permitted assignee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

35.2	Clauses 4.2, 9.4, 10.8, 12.4, 18.2 and 23.2 are intended to benefit members of the Retained Group, Clauses 3.7, 4.3, 9.5, 12.2, 13.4, 18.1, 20.1 and 23.1 are intended for the benefit of Purchaser’s Group and Clause 30 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them under the Contracts (Rights of Third Parties) Act 1999, subject to the other terms and conditions of this Agreement.

35.3	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

36.	Payments

Any payment required by this Agreement shall be made in full without any counterclaim, set-off, deduction or withholding, save for: (i) any deduction or withholding required by applicable law; (ii) the Additional Stamp Duty Amount which shall be deducted from the payment of the Initial Consideration; and (iii) any set off in accordance with paragraph 2(b) of Part 4 of Schedule 7 (Completion Accounts)).

37.	Costs and Expenses

37.1	Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

37.2	The Purchaser shall bear the cost of all UK stamp duty payable as a result of the transfer of the Shares as contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such UK stamp duty.

37.3	Subject to the provisions of clause 7, if a Party (“Supplier”) to this Agreement is treated as making a taxable supply for VAT purposes to any other Party (“Recipient”), then, where the Supplier is the person required to account for the VAT to the relevant Taxing Authority, the Recipient shall pay to the Supplier an amount equal to such VAT promptly following receipt of a valid VAT invoice.

37.4	The Purchaser will be responsible for, and will indemnify the Sellers on demand against, any documented incurred third-party costs or expenses incurred by any Seller or any member of the Seller’s Group in connection with complying with paragraph 1.2 of Part 1 of Schedule 3 (Completion Arrangements), including, without limitation, all audit fees of PricewaterhouseCoopers, consents, and any other fees, costs and expenses associated with amendments and/or revisions to the financial statements referred to therein.

38.	Default Interest

Any and all amounts which are due and payable under this Agreement shall be paid in GBP and shall carry interest at the rate of the Interest Rate for the period from the due date for payment up to and including the date of actual payment (both before and after any judgment).

39.	Notices

39.1	Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered by hand, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company, or email to the address / email address (as applicable) provided in Clause 39.3, and marked for the attention of the person specified in that Clause.

39.2	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand or courier;

(b)	9.00 am on the second Business Day after posting, if sent by pre-paid post, or at the time recorded by the delivery service if sent recorded delivery; or

(c)	at time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient,

provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 39 are to local time in the country of the addressee.

39.3	The addresses and email addresses for service of Notice are:

Share Seller:

Name:	Clinigen Holdings Limited
Address:	Idis house, Churchfield Road, Weybridge, Surrey, KT13 8DB

For the attention of:	Clinigen Group General Counsel
Email:	[***]

CHCL:

Name:	Clinigen Healthcare Limited
Address:	Idis house, Churchfield Road, Weybridge, Surrey, KT13 8DB

For the attention of:	Clinigen Group General Counsel
Email:	[***]

Clinigen US:

Name:	Clinigen, Inc.
Address:	Idis house, Churchfield Road, Weybridge, Surrey, KT13 8DB

For the attention of:	Clinigen Group General Counsel
Email:	[***]

Purchaser:

Name:	Iovance Biotherapeutics UK Ltd
Address:	c/o Iovance Biotherapeutics, Inc.
825 Industrial Road, Suite 400
San Carlos, California 94070
For the attention of:	General Counsel
Email:	[***]
with a copy to:	DLA Piper LLP
1 St. Peter's Square
ManchesterM2 3DE
United Kingdom
Andrew Phillips
[***]

Purchaser’s Guarantor:

Name:	Iovance Biotherapeutics, Inc.
Address:	825 Industrial Road, Suite 400
San Carlos, California 94070
For the attention of:	General Counsel
Email:	[***]
with a copy to:	DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
Emilio Ragosa
[***]

39.4	A Party shall notify the other Parties of any change to its details in Clause 39.3 in accordance with the provisions of this Clause 39, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

40.	Counterparts

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

41.	Governing Law and Jurisdiction

41.1	This Agreement and the rights and obligations of the Parties, including the validity and enforceability of this Agreement, the capacity of the Parties and all non-contractual obligations arising under or in connection with this Agreement, shall be governed by and construed in accordance with the laws of England and Wales.

41.2	The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement, and/or any non-contractual obligations arising in connection with this Agreement.

42.	Agent for Service of Process

The Purchaser’s Guarantor irrevocably appoints the Purchaser as its agent for service of process in England.

This Agreement has been entered into by the Parties on the date first above written.

Schedule 1

The Company

Part 1

Details of the Company

Company name	:	Clinigen SP Limited

Company number	:	08588212

Date and place of incorporation	:	27 June 2013; England & Wales

Registered address	:	Pitcairn House Crown Square, Centrum 100, Burton-On-Trent, United Kingdom, DE14 2WW

Issued share capital	:	[***]

Shareholder	:	Clinigen Holdings Limited

Directors	:	Richard John Paling

Accounting reference date	:	30 June

Tax residency	:	England

Schedule 2

Conditions

1.	The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

2.	The European Commission has not informed any of the Parties that it has decided to examine the transactions contemplated by this Agreement pursuant to Article 22(3) of Council Regulation (EC) 139/2004.

3.	The United Kingdom Competition and Markets Authority has not informed any of the Parties that it has decided, pursuant to section 33(1) and in accordance with section 34Z(A)(2) of the Enterprise Act 2002, to refer the transactions contemplated by this Agreement to its chair for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 to conduct a phase 2 investigation.

4.	The following Contracts to be novated to the Company as of Completion, if not already assigned or novated as of the execution of this Agreement:

(a)	[***]

5.	No Material Adverse Change is or has occurring prior to the Effective Time.

6.	The Reorganisation having taken place materially in accordance with the PwC Structure Paper on the terms of the Reorganisation Documents.

7.	The execution and delivery by the Seller of a transitional services agreement between relevant members of the Retained Group and the Purchaser and relevant members of the Purchaser’s Group as mutually agreed by the Parties containing those terms set out in Schedule 16 ("Transitional Services Agreement").

8.	The execution and delivery by the Seller of a distribution agreement between relevant members of the Retained Group and the Purchaser and relevant members of the Purchaser’s Group as mutually agreed by the Parties containing, as a minimum, those terms set out in Schedule 17 ("Distribution Agreement").

9.	The execution and delivery by Wells Fargo Bank, N.A. of the Letter of Credit.

Schedule 3

Completion Arrangements

Part 1

Sellers’ Obligations

1.	General

At Completion the Sellers shall:

1.1	deliver to the Purchaser or the Purchaser’s Solicitors:

(a)	a copy of each power of attorney under which any document to be delivered to the Purchaser has been executed;

(b)	a list of the Company Employees (including each individual’s name, title and geographic location); and

(c)	a copy of the minutes of the meeting of the board of directors of each of the Sellers authorising the execution of this Agreement, the Transaction Documents and any other transaction documents ancillary to this Agreement.

1.2	provide to Purchaser (A) in the form required by Rule 3-05 of Regulation S-X of the U.S. Securities Act of 1933, as amended, (i) the audited financial statements of the Company for the three (3) fiscal years ended prior to the Completion Date (the “Audited Financial Statements”), and (ii) the unaudited interim financial statements from the last fiscal year up until the Completion Date (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), and (B) financial statements of the Company for all required periods, as well as Company management support and cooperation as reasonably necessary, related to pro forma adjustments, for inclusion in the pro forma combined financials related to such Financial Statements as required by Article 11 of Regulation S-X, in each case required to support Purchaser’s U.S. Securities and Exchange Commission disclosure obligations.

2.	Obligations of the Share Seller

At Completion, the Share Seller shall:

2.1	procure that board meetings of the Company are held at which:

(a)	in the case of the Company, the sale of the Shares to the Purchaser or such other person as the Purchaser may nominate be approved and it shall be resolved that the transfer of the Shares shall be approved for registration and (subject only to the transfers being duly stamped) the transferee entered into the register of members;

(b)	new auditors shall be appointed in accordance with the Purchaser’s nominations;

(c)	new directors shall be appointed in accordance with the Purchaser’s nominations;

(d)	the resignations of the directors referred to in paragraph (b) below shall be tendered and accepted with effect from the close of the meeting; and

2.2	procure the payment of the Estimated Intra Group Lending by the relevant member of the Retained Group to the Company.

2.3	deliver to the Purchaser or the Purchaser’s Solicitors:

(a)	duly executed transfers in respect of the Shares in favour of the Purchaser or such other person as the Purchaser may nominate;

(b)	the share certificates for the Shares (or an indemnity for any lost share certificates);

(c)	a duly executed copy of the Transitional Services Agreement;

(d)	a duly executed copy of the Distribution Agreement; and

(e)	a copy of the minutes of the meeting of the board of directors of the Company referred to in paragraph 2.1.

2.4	deliver to the Purchaser or the Purchaser’s Solicitors: (to the extent not already in the possession of the Company):

(a)	the statutory books (written up to but not including the Completion Date), certificate of incorporation (including all certificates of incorporation on change of name (if any) and common seal (if any) of the Company;

(b)	written resignations in the agreed terms to take effect from Completion of all the directors of the Company.

3.	Obligations of the Business Sellers

At Completion, each Business Seller shall deliver to the Purchaser or the Purchaser’s Solicitors, in respect of the Business:

3.1	physical possession of all the Assets which are capable of transfer by delivery;

3.2	assignments duly executed by or on behalf of such Business Seller in the agreed terms of those Assignment Contracts relating to the Business that have been executed prior to Completion, together with a signed and dated copy of each of the Assignment Contracts;

3.3	novation agreements in the agreed terms duly executed by the parties to the Novation Contracts in relation to those Novation Contracts relating to the Business that have been executed prior to Completion, together with a signed and dated copy of each of the Novation Contracts;

3.4	a duly executed release in the agreed terms of any Encumbrance affecting any of the Business Assets.

Part 2

Purchaser’s Obligations

At Completion the Purchaser shall:

1.	procure payment of the Initial Consideration to the Sellers in accordance with paragraph 2 of Part 1 of Schedule 7 (Completion Accounts);

2.	deliver to the Sellers or the Sellers’ Solicitors:

2.1	an executed copy of the Letter of Credit;

2.2	a duly executed copy of the Transitional Services Agreement; and

2.3	a duly executed copy of the Distribution Agreement;

3.	deliver to the Sellers or the Sellers’ Solicitors a copy of the resolutions the board of directors of the Purchaser authorising the execution of this Agreement, the Transaction Documents to which the Purchaser is a party and any other transaction documents ancillary to this Agreement;

4.	deliver to the Sellers or the Sellers’ Solicitors a copy of the resolutions of board of directors of the Purchaser’s Guarantor authorising the execution of this Agreement; and

5.	procure the payment of the Estimated Intra Group Borrowing by the Company to the relevant member of the Retained Group.

Schedule 4

Warranties

1.	Incorporation and Authority of the Sellers

1.1	Each Seller is a company incorporated and validly existing under the laws of the jurisdiction in which it is incorporated.

1.2	Each Seller has the necessary legal power, right and authority to enter into and perform this Agreement and each Seller has the necessary legal power, right and authority to enter into and perform the other Transaction Documents to which it is a party.

1.3	The execution, delivery and performance by each Seller of the Transaction Documents will not result in a breach of (i) any provision of the articles of association of any Seller; or (ii) any order, judgment or decree of any court or Governmental Authority by which such Seller is bound.

1.4	The execution, delivery and performance of their respective obligations under the Transaction Documents will not require the Sellers to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or regulatory authority which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph 1.4 shall not extend to those consents or approvals from anti-trust, governmental or regulatory authorities referred to in the Conditions in Schedule 2.

1.5	No moratorium has been obtained nor has any order been made, petition presented or resolution passed for the winding up of any Seller. No administrator nor any receiver, monitor or manager has been appointed by any person in respect of any Seller or all or any of the Assets and, so far as the Sellers are aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. None of the Sellers have become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

1.6	Neither the Company nor the Sellers in respect of the Business carries out any activity in the United Kingdom which is specified in any of the Schedules to The National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

1.7	Neither the Company nor the Sellers in respect of the Business carries out any activity in the United Kingdom which is specified in any of the Schedules to The National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

2.	Ownership of the Shares

2.1	The Share Seller is the sole legal and beneficial owner of all of the Shares.

2.2	The Shares constitute the entire allotted and issued share capital of the Company and are fully paid up.

2.3	The Shares are free from all Encumbrances and there is no agreement to create any Encumbrances.

2.4	There are no agreements or commitments outstanding which call for the issue of any shares, loan stock or debentures in or other securities of the Company or accord to any person the right to call for the issue of any such shares, debentures, loan stock or other securities.

3.	Constitutional and Corporate Matters

3.1	The Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation.

3.2	Copies of the articles of association of the Company are contained in the Disclosure Documents and are complete and accurate in all material respects.

3.3	All documents required to be delivered by the Company to the UK Registrar (or equivalent authority and in accordance with the laws of any applicable jurisdiction) have been delivered and so far as the Sellers are aware were complete and accurate in all material respects when delivered.

3.4	The statutory books of the Company are in its possession or under its control and have been properly kept, are up to date and contain a complete and accurate record (in all material respects) of the matters which should be dealt with in them. Neither the Sellers nor the Company has received any notice or allegation that any of them is incorrect or should be rectified and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to such a notice or allegation.

3.5	The Company has not since its incorporation had any subsidiaries or subsidiary undertakings or been the subsidiary or subsidiary undertaking of any other Company other than a member of the Retained Group.

3.6	The Company is not the legal or beneficial owner of, and has not agreed to acquire, any shares, securities or other interests in, any other company or undertaking.

3.7	The Company is not and has not agreed to become, a member of any partnership or other unincorporated associated, joint venture or consortium (other than recognised trade associations).

3.8	No shareholder written resolution has been circulated by the Company (but not yet passed) for which the period for agreeing to the written resolution has not yet expired.

3.9	No member of the Retained Group has any direct or indirect interest in any business which is or is likely to become competitive with the Business and/or the Company.

3.10	No Seller or member of the Retained Group has made a claim of any nature against the Company or the Business that remains outstanding and there are no circumstances which entitle or are likely to entitle any of them to make such a claim.

3.11	No notice to, filing with, or consent of, any person is necessary in connection with, and no “change of control” provision in any Contract related to the Business or otherwise affecting the Business Assets is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Sellers of this Agreement and the other documents contemplated hereby or the consummation by any of the Sellers of the transactions contemplated hereby or thereby. Each Seller has given all notices, made all filings and obtained all consents required in connection with this Agreement or will have done so prior to Completion. No “fair price,” “interested stockholder,” “business combination” or similar provision of any jurisdiction’s takeover or similar Law is, or at Completion will be, applicable to the transactions contemplated by this Agreement and the other documents contemplated hereby.

3.12	No Share was subscribed for or purchased by the Share Seller with funds derived from the proceeds of crime.

3.13	None of the Shares have been or represents assets which were, the subject of any transaction or arrangement which is capable of being set aside, stayed, reversed, rescinded, awarded or otherwise affected the whole or in part under applicable laws.

4.	Contracts

4.1	All details and fully executed copies of each Contract and any variations or amendments to any Contracts are contained in the Disclosure Documents.

4.2	Save as Disclosed, none of the Contracts:

(a)	is, in the reasonable opinion of the Sellers, of an unusual or exceptional nature or is not in the ordinary course of business; or

(b)	can be terminated upon a change in the direct or indirect ownership or control of the Company or whose terms, in the event of such a change of ownership or control, are or will become substantially different from those which apply prior to such event; or

(c)	in the opinion of the Sellers cannot readily be performed on time except with undue effort or unusual expenditure; or

(d)	are not on arm’s length commercial terms in the ordinary and usual course of its business; or

(e)	is a material agency, distribution, franchise, licensing, management or joint venture agreement or arrangement.

4.3	Each of the Contracts is in full force and effect, constitutes a valid and legally binding obligation of the Company or the applicable Seller and is enforceable in accordance with its terms.

4.4	There is no material breach or material default under any Contract either by Company or any Seller or, so far as the Sellers are aware, by any other party thereto, and neither Company nor any Seller has received any written notice of claim of any such material breach or material default or any allegation of invalidity.

4.5	No person is currently renegotiating, or has the contractual right to renegotiate, any amount paid or payable to Company or any Seller under any Contract or any other term or provision of any material Contract.

4.6	There are no Contracts containing “key man” or similar provisions requiring particular individuals to perform services on behalf of Company or any Seller related to such Contracts. There are no understandings between Company or any Seller and the counterparty in any of the Contracts regarding any specific individuals performing services on behalf of Company or any Seller.

4.7	The Company is not, (nor has it agreed to become) a party to, bound by or liable under, any Contract which:

(a)	is not on arm’s length commercial terms in the ordinary and usual course of its business;

(b)	relates to the acquisition of securities of any other entity or the acquisition of the business and/or assets of any other entity or person;

(c)	relates to the sale of securities held by the Company or the sale by the Company of its business or any part of it;

(d)	is dependent on any guarantee or security provided by any other person (other than a member of the Retained Group);

(e)	cannot be readily fulfilled or performed by it on time without undue or unusual expenditure or application of money, effort or personnel, or is reasonably likely to result in a loss to it on completion of performance;

(f)	involves or is likely to involve expenditure by it or other liability on its part of more than £1,000,000 in aggregate or payments to it of more than £1,000,000 in aggregate; or

4.8	Copies of the Company’s, and if different, the Business’, standard terms of sale, purchase and business are set out in the Disclosure Documents.

5.	Key Customers and Key Suppliers

5.1	Details of:

(a)	each Key Customer and Key Supplier; and

(b)	the principal terms of all Contracts with Key Customers and Key Suppliers,

are set out in the Disclosure Documents.

5.2	In the last 12 months, no Key Customer or Key Supplier has:

(a)	stopped or reduced substantially its trading with the Company or any Seller in respect of the Business;

(b)	substantially changed the terms of its trading (including prices) with the Company or any Seller in respect of the Business; or

(c)	notified the Company or any Seller in respect of the Business of its intention to do so,

(d)	and, so far as the Sellers are aware, there are no circumstances which are likely to result in any of such things, whether as a result of Completion or otherwise.

5.3	Neither the Company nor any Seller in respect of the Business have given, paid or received (or agreed to give, pay or receive) any discount, volume rebates, allowances, commission payments or the like (whether or not legally binding) to any Key Customer or Key Supplier.

5.4	Neither the Company nor any Seller in respect of the Business has agreed to any unusual credit terms (being payment more than thirty (30) days after the date of invoice) with any Key Customer or Key Supplier.

5.5	In the last 12 months, no Key Customer has been regularly more than 30 days late in making payments due to the Company or any Seller in respect of the Business.

5.6	So far as the Seller is aware, no insolvency process has occurred in relation to any Key Customer or Key Supplier, and so far as the Sellers are aware there are no circumstances which are likely to give rise to such an insolvency process.

6.	Terms of Trade

6.1	No substantial customer or supplier (being a customer or supplier which accounts for ten per cent. (10%) or more of the annual custom or supply, as the case may be, of the Business or the Company) has during the twelve (12) months immediately preceding the date of this Agreement ceased, or substantially reduced or changed, the terms of its trading with or supplying to the Business Sellers or the Company.

6.2	Neither during the financial period ended on the UK Accounts Date or subsequently has any person, individually or jointly purchased from or sold to the Business Sellers or the Company more than ten per cent. (10%) of the aggregate amount of all purchases or sale made by it during such period.

6.3	Neither the Business Sellers nor the Company has within the past twelve (12) months offered price reductions or discounts or allowances on sales of Stock or services (other than usual price reductions or discounts in the ordinary course of business) or provided any Stock or services at less than cost in connection with the Business.

7.	Compliance with Laws

The Sellers and the Company have in the last 5 years immediately preceding the date of this Agreement conducted the Business in compliance with all applicable laws and regulations in each country in which the Business and/or any business of the Company is carried on.

8.	Anti-Bribery and Improper Payments

8.1	The Company and, with respect to the Business, no member of the Retained Group nor so far as the Sellers are aware, any of its or their respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for or otherwise acting for or on behalf of it or them has, breached or contravened any Anti-Bribery Laws or any applicable anti-money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe.

9.	The Company and the Business maintains and regularly keeps under review on an ongoing basis adequate written anti-corruption procedures and internal accounting controls which are designed to ensure compliance with all Anti-Bribery Laws by all of their respective directors, officers, employees, agents, representatives.

10.	Licences

10.1	Copies of all material licences, consents, certificates, permits, registrations, approvals, exemptions and other authorisations required for the Business to carry on in the manner and in the places that business is currently carried on and/or required by the Company (the “Business Licences”) are contained in the Disclosure Documents.

10.2	Each Business Licence is in full force and effect and, so far as the Sellers are aware, there are no grounds for the revocation of any Business Licence.

10.3	The Company is not and no Seller Retained Group member is or has been in breach of any terms and conditions of any such Business Licence. So far as the Sellers are aware, there are no circumstances which are likely to:

(a)	result in any such Business Licence being suspended, terminated, varied, revoked or not renewed (in whole or in part);

(b)	require material expenditure to comply with the terms of any such Business Licence; or

(c)	prejudice the renewal or extension of any such Business Licence.

10.4	All Business Licences are in the name of the Company, and no such Business Licences are registered in the name of any Retained Group member.

11.	Assets

11.1	Save in respect of assets that are leased or the subject of any hire purchase or rental agreement (details of which are contained in the Disclosure Documents) all Assets and all other assets used by the Company or any Seller for or in connection with the Business are owned legally and beneficially by the Company or are to be transferred to the Purchaser (or a member of the Purchaser Group pursuant to this Agreement or the Reorganisation Documents).

11.2	Each of the Assets and each asset owned or used by the Company is used exclusively in the Business.

11.3	All Assets and each asset owned or used by the Company are in the exclusive possession or under the direct control of the Company or the Sellers.

11.4	Save in respect of Assets and each asset owned or used by the Company that are leased or the subject of any hire purchase or rental agreement, neither the Company nor the Sellers have agreed to acquire any Asset on terms that ownership does not pass until full payment is made.

11.5	The Assets are free from all Encumbrances, other than Encumbrances by operation of law.

11.6	The Assets comprise all of the assets necessary for the continuation of the Business as currently carried on.

12.	Stock

12.1	The Transferring Stock is useable in the ordinary and usual course of its business for the purpose for which they were acquired or produced.

12.2	The Company’s finished goods included in the Transferring Stock are in good condition and saleable in the ordinary and usual course of business.

12.3	The Company’s work in progress inventory included in the Transferring Stock are at their normal levels for the time of year, are not excessive and so far as the Sellers are aware are adequate for the current requirements of the Business, having regard to current and reasonably anticipated demand.

13.	Finance Arrangements

13.1	The Company has not outstanding any loan capital or has incurred or agreed to incur any borrowing which it has not repaid or satisfied and the Company has not engaged in financing of a type which would not need to be shown or fully reflected in its statutory accounts.

13.2	The Company has not issued any loan capital (including debentures, loan notes and loan stock) that remains in issue. The Company has not agreed or committed to issue any such loan capital in the future.

14.	Grants and Allowances

The Company has not in the last 24 months immediately preceding the date of this Agreement applied for or received any grant, subsidy or allowance from any government department or other governmental body.

15.	Powers of Attorney

The Company has not given any power of attorney or other express authority which is still in force to any person to enter into any contract or commitment on its behalf other than to its directors or other employees to enter into contracts in the normal course of their duties.

16.	Arrangements with Retained Group

16.1	No indebtedness and no contract or arrangement is outstanding between the Company and any member of the Retained Group other than trading balances on commercial terms and in the ordinary course of business.

16.2	No member of the Retained Group has made a claim of any nature against the Company that remains outstanding and there are no circumstances which entitle or are likely to entitle any of them to make such a claim.

17.	Product Liability

17.1	No product or service has been manufactured, sold or provided in connection with the Business which did not comply in all material respects with all laws, regulations, standards and requirements then applicable.

17.2	Neither the Company nor the Sellers has been party to any claim alleging that a product or service provided by the Company or the Business did not comply with all laws, regulations, standards and requirements then applicable, and so far as the Sellers are aware no such claim is pending or threatened.

18.	Litigation and Investigations

18.1	Neither the Company nor the Sellers (in respect of the Business) are engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise).

18.2	Neither the Company, the Sellers (in respect of the Business) is involved, or in the last two years has been involved, in any dispute, claim, legal action, proceeding, suit, litigation, prosecution, arbitration or any other form of alternative dispute resolution (“Dispute”).

18.3	The Company has not received any written notice that a Dispute is pending or threatened by or against the Company or the Sellers (in respect of the Business) and, so far as the Sellers are aware there, are no circumstances which are likely to give rise to any Dispute.

18.4	So far as the Sellers are aware, neither the Company nor the Sellers are the subject of any investigation, enquiry or enforcement proceedings by any Regulatory Authority, or governmental or other body, including such proceedings or any Dispute relating to or arising under Applicable Regulations relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information..

18.5	Neither the Company nor the Sellers (in respect of the Business) are bound, subjected or affected by any existing or outstanding judgements, rulings, orders or decrees of any court or Governmental Authority or any expert determination or arbitration proceedings nor will the Company or the Sellers in respect of the Business be affected by any pending or threatened judgements, rulings, orders or decrees, expert determination or arbitration proceedings.

18.6	The Company has not committed any illegal or unauthorised act or breach of any obligation or duty however arising of which it has been notified in writing and which remains outstanding.

19.	Insurance

19.1	Copies of the insurance policies (“Policies”) maintained by the Company or, in respect of the Business, by the Retained Group are set out in the Disclosure Documents and, so far as the Sellers are aware, all such insurance policies are in full force and effect.

19.2	Each of the Policies are in full force and effect and, so far as the Sellers are aware, there are no circumstances which are likely to make any of the Policies void or voidable. No insurer has given written notice to dispute or given any indication that it intends to dispute the validity of any of the Policies on any grounds. All premiums in relation to the Policies have been duly paid when they were due.

19.3	So far as the Sellers are aware, the Company and the Sellers have complied with all applicable laws in relation to insurances, including the requirements to provide and retain evidence of insurances.

19.4	Neither the Company nor the Sellers have any outstanding insurance claims, and there are no outstanding insurance claims relating to the Business.

19.5	Details of all claims made by or on behalf of the Company or in connection with the Business under any employers’ liability insurance policy in the last three years are set out in the Disclosure Documents.

20.	Insolvency

20.1	No order been made or resolution passed for the winding up of the Company and no provisional liquidator has been appointed. No petition has been presented or meeting convened for the purposes of winding up the Company, no moratorium has been obtained and no voluntary arrangement has been proposed. The Company has not become subject to any analogous proceedings or arrangements under the laws of any applicable jurisdiction.

20.2	No administrator, administrative receiver or any other receiver, monitor or manager has been appointed by any person in respect of the Company or all or any of its assets and, so far as the Sellers are aware, no steps have been taken to initiate any such appointment. No analogous appointments have been made nor, so far as the Sellers are aware, initiated under the laws of any applicable jurisdiction.

20.3	The Company has not entered into any transaction or arrangement which is capable of being set aside, stayed, reversed or rescinded, avoided or otherwise affected in whole or in part under the Insolvency Act 1986 or any equivalent or similar applicable laws.

21.	Accounts

21.1	The Accounts have been prepared in accordance with the UK Applicable Accounting Standards in force at the UK Accounts Date.

21.2	The Accounts were prepared in accordance with applicable laws using the accounting policies, principles, estimation techniques, measurement bases, practices and procedures used in the preparation of the Previous Accounts on a consistent basis.

21.3	The Accounts give a view of the assets and liabilities and profit or loss of the Company at and for the year ending on the UK Accounts Date, that is not materially misstated.

21.4	The Management Accounts have been prepared in accordance with the Management Accounts Applicable Accounting Standards in force at the Management Accounts Date, and in accordance with past practice of the Business.

21.5	The Net Working Capital and Gross Profit Analysis have been extracted from the financial systems of the Sellers with due care and without material adjustment (save as set out therein) as at and for the period ending on the Management Accounts Date.

21.6	The Gross Profit Analysis gives a reasonable view of the gross profit of the Business for the 12 month period ending on the Management Accounts Date that is not materially misstated. The Gross Profit Analysis has been prepared in accordance with the Management Accounts Applicable Accounting Standards in force at the Management Accounts Date, and in accordance with past practice of the Business.

21.7	The Net Working Capital gives a reasonable view of the inventory, trade accounts receivables, trade accounts payable and related provisions as at the Management Accounts Date that is not materially misstated.

21.8	The accounting records of the Business are up-to-date and have been accurately maintained in all material respects.

22.	Events since the Accounts Date

22.1	Since the Accounts Date:

(a)	the Business has been conducted in the ordinary course without any disruption or alternation in its nature, scope or manner, and so as to maintain the same;

(b)	there has been no material adverse change in the financial or trading position, turnover or profitability of the Business (compared with the same periods during each of the last two financial years);

(c)	there has been no reduction in the value of the Assets or the assets owned by the Company determined in accordance with the same accounting policies, estimation techniques, measurement bases, practices and procedures used in the preparation of the Accounts;

(d)	neither the Company nor the Sellers in respect of the Business has acquired or disposed of any business or any asset with a value in excess of £100,000 (except for stock in the ordinary and usual course of its business), nor has it agreed to do so;

(e)	neither the Company nor the Sellers in respect of the Business has changed its policies or procedures in relation to the collection of trade receivables or the payment of trade payables nor has it agreed to do so;

(f)	neither the Company nor the Sellers in respect of the Business has assumed or incurred any liability, obligation or expense (whether actual or contingent) other than as a result of trading activities in the ordinary and usual course of its business, nor has it agreed to do so;

(g)	the Company and the Sellers in respect of the Business has paid all of its creditors in accordance with their respective credit terms;

(h)	no debts owed to the Company or the Sellers in respect of the Business have been released, deferred, discounted, subordinated, written off or had a credit issued against them (in whole or in part) or have proved to any extent irrecoverable; and

(i)	other than pursuant to the Reorganisation Documents, the Company has not declared, paid or made a dividend or other distribution of profits or assets (including any distribution within the meaning of the Corporation Tax Act 2010), or agreed to do so.

23.	Taxation

Taxation Liabilities

23.1	All material liabilities of the Company for Tax due and payable as at the Accounts Date are provided for in the Accounts and all material Tax for which the Company is liable and for which the Company is required to account has been timely paid (insofar as it ought to have been paid) and without limitation the Company has made such deductions or retentions that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted or retained.

23.2	The Company has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes, and has, within the time and in the manner prescribed by applicable law, withheld all material amounts required to have been withheld and paid over to the proper Taxation Authority all amounts required to be so withheld and paid over under all applicable laws and has timely filed all withholding Tax returns with respect to material amounts withheld.

Tax Returns

23.3	All returns required to be submitted, all material information required to be supplied, all material records required to be kept, and all notices and payments required to be made, by the Company in each case for the purposes of Taxation have been submitted, supplied, kept or made on a materially proper basis.

Records

23.4	The Company has materially maintained complete and accurate records, invoices and other information in relation to Tax that meet materially all legal requirements and enable the Tax liabilities of the Company to be calculated accurately in all material respects.

Penalties and Interest

23.5	The Company has not within 4 (four) years of the date of this Agreement paid or become liable to pay any material penalty, fine, surcharge or interest in connection with any Tax.

Investigation

23.6	The Company has not within 4 (four) years prior to the date of this Agreement been the subject of an investigation, audit or visit of a non-routine nature by or involving any Taxation Authority.

Operation of PAYE System

23.7	The Company has in all material respects properly operated the pay as you earn and national insurance systems deducting and accounting for Tax and maintaining records as required by law.

Company Payment Arrangements

23.8	The Company has not entered into arrangements with HM Revenue & Customs to discharge any liability of some or all of the members of the Retained Group to pay corporation tax for accounting periods to which those arrangements related.

VAT Registration

23.9	The Company is a registered and taxable person for the purposes of VAT and such registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs.

VAT Group

23.10	Other than with respect to the Existing VAT Group, the Company has not in the last three (3) years been treated as a member of a VAT group registration for the purposes of s.43 (Groups of Companies) VATA.

VAT Compliance

23.11	The Company and Clinigen Healthcare Limited has in all material respects complied with all statutory provisions, rules, regulations, orders and directions concerning VAT.

UK Residence

23.12	The Company is and has since its incorporation always been resident solely in the United Kingdom for all Tax purposes. No claim has, within the last 6 (six) years, been received by the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to Tax in that jurisdiction. Controlled Foreign Companies

23.13	The Company has not had in the period of 4 (four) years ending on the date of this Agreement, any interest in a controlled foreign company for the purposes of Part 9A TIOPA.

Non-Arm’s Length Transactions

23.14	So far as the Sellers are aware, the Company is not a party to or otherwise involved in any transaction (or series of transactions) or arrangement under which for the purposes of Part 4 TIOPA the actual provision that has been made or imposed between the Company and any other person by means of a transaction or series of transactions differs from the provision which would have been made as between independent enterprises as determined in accordance with Part 4 TIOPA, or any transaction that produced a loss for Tax purposes with no corresponding commercial or economic loss.

Close Companies

23.15	The Company is not or has not in the last six (6) years been a close company as defined in Part 10 CTA 2010.

Documents Duly Stamped

23.16	All documents in the possession or under the control of the Company to which the Company is a party and which attract stamp duty have been properly stamped.

23.17	Neither the entering into this Agreement nor Completion will result in the withdrawal of any relief from stamp duty or stamp duty land tax granted on or before Completion which will affect the Company.

Other Tax Items

23.18	The Company has not ever been a “United States real property holding corporation” as defined in Section 897I(2) of the Code.

24.	Intellectual Property

24.1	Schedule 15 contains a list of the Company Registered Intellectual Property Rights and the Company Domain Names and, for each item of Company Registered Intellectual Property Rights, the title, full legal name of the applicant(s) or owner(s) of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, and next renewal date, as applicable. None of the Company Registered Intellectual Property Rights have been determined by any Governmental Authority to be invalid or unenforceable.

24.2	All registration, renewal, maintenance and other official fees in respect of the Company Registered Intellectual Property Rights due on or before or within 30 days after the date of this Agreement have been paid in full. All assignments of Company Registered Intellectual Property Rights that are or may be required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the applicable patent, trademark and copyright offices and all other applicable Governmental Authorities.

24.3	At the Completion Date, the Company will be the sole and exclusive legal and beneficial owner of the Company Intellectual Property Rights and all rights with respect to the Company Domain Names, free from all Encumbrances, and all Company Intellectual Property Rights are transferable, assignable, and enforceable at the date of this Agreement.

24.4	So far as the Sellers are aware, no third party has any claim to any right, title or interest in, to or under any Company Intellectual Property Rights.

24.5	The Company and the Sellers in respect of the Business have taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets, know-how and confidential information included in or utilised in connection with either the operation of the Business or Company Intellectual Property Rights. The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any of the Company Registered Intellectual Property Rights.

24.6	The conduct of the Business by the Company and making, using, selling of the Product, as it has been and is now being conducted, does not presently and, to the Company’s knowledge, will not, infringe or misappropriate or otherwise violate, as applicable, the Intellectual Property Rights of any Person, and no claims have been asserted:

(a)	challenging the validity, enforceability, effectiveness or ownership of any of the Company Intellectual Property Rights; or

(b)	to the effect that the conduct of the Business infringes, misappropriates or violates or will infringe on, misappropriate or violate any Intellectual Property Rights of any third party; or

(c)	in the six (6) years prior to the date of this Agreement, have been asserted in writing against the Company or are threatened in writing by any third party. There are no interference, opposition, nullity or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property Rights.

24.7	Neither the execution, delivery or performance by the Company of this Agreement, nor the completion of the transactions contemplated hereby, will result in:

(a)	the breach, modification, cancellation, termination, or suspension of any IP Licenses In or IP Licenses Out; or

(b)	the loss or impairment of ownership rights or any other rights to or under any Company Intellectual Property Rights; or

(c)	the creation, vesting, extension, or expansion of any rights of any Person with respect to any Company Intellectual Property Rights.

24.8	None of the Company Intellectual Property Rights were developed or created using any funding or facilities of a university, college, other educational institution or research center, or funding from any Governmental Authority, and none of the Company Intellectual Property Rights are subject to any rights of any Governmental Authority.

24.9	The Company Intellectual Property Rights constitute all of the Intellectual Property that is necessary for the conduct of the Business and for the development, manufacture, marketing, commercialisation, sale, offer for sale, use, import, and regulatory approval of the Products.

24.10	All of the Company Intellectual Property Rights are suitable and adequate for continued use in the manner in which they are presently being used.

24.11	In the five (5) years preceding the date of this Agreement, the Company has not issued any written notice of any legal proceeding or claim against a third party alleging the infringement, violation, or misappropriation of any Company Registered Intellectual Property Right. So far as the Sellers are aware, no third party has infringed, violated or misappropriated any Company Registered Intellectual Property Right in the past five (5) years.

IP Licences

24.12	The Disclosure Documents contains a list of all IP Licences In existing at the date of this Agreement.

24.13	The Disclosure Documents contains a list of all IP Licences Out existing at the date of this Agreement.

24.14	All royalties and other payments due under the IP Licences Out due before the date of this Agreement have been paid. No notice of termination of any IP Licence has been served or received by the Company and, no party to any IP Licence is in material breach of the relevant IP Licence.

24.15	Except as may be disclosed in the Disclosure Documents, there is no agreement or understanding (noncompetition or otherwise, written or oral), commitment, judgment, injunction, order or decree to which any member of the Retained Group is a party or otherwise binding upon the Company that:

(a)	prohibits, impairs or materially limits rights to engage in the Business (or would, after the date of this Agreement, prohibit, impair or materially limit the Purchaser’s right to own, practice and use the Assets) or

(b)	imposes a “most favored nation” requirement or similar provision with respect to the Assets. Without limiting the generality of the foregoing, except as may be disclosed in the Disclosure Documents the Company has not:

(i)	agreed to provide or make any rebate, penalty, change in pricing or other payment or other accommodation to any third party in the event that the Company changes the terms applicable to Company services (other than usual price reductions or discounts in the ordinary course of business); or

(ii)	entered into any contract under which the Company is restricted from selling, licensing, manufacturing, marketing, delivering or otherwise distributing or commercialising any of its Company Intellectual Property Rights or Products which include the Company Intellectual Property Rights or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market

25.	.Data Protection

25.1	The Company and the Sellers in respect of the Business have, in the period of two (2) years ending on the date of this Agreement, complied with all applicable DP Laws, including, without limitation:

(a)	the Company and the Sellers in respect of the Business have, to the extent required by any applicable DP Laws, filed and maintained a current entry in each relevant register maintained by all applicable authorities established pursuant to applicable DP Laws (each, a “DPA”) and/or maintained suitable internal processing records;

(b)	the Company and the Sellers in respect of the Business have provided all information to individuals required by applicable DP Laws, and otherwise complied with transparency obligations under applicable DP Laws;

(c)	the Company and the Sellers in respect of the Business have implemented all measures and conducted all assessments required to enable the lawful export of Personal Data in accordance with applicable DP laws; and

(d)	in each instance in which the Company and/or the Sellers in respect of the Business have engaged any third party to process Personal Data on its behalf, it has appointed such third party under a binding agreement which includes all necessary data processing language in accordance with applicable DP Laws.

25.2	In the period of two (2) years ending on the date of this Agreement, neither the Company nor the Sellers in respect of the Business have received any communication in writing from any DPA alleging and/or enforcing non-compliance with any applicable DP Law in relation to the Company or the Business, or requesting an audit or compliance check relating to applicable DP Law in relation to the Company or the Business, or requiring the Company or the Sellers in respect of the Business to undertake an audit or compliance check or to change or delete any data or prohibiting the transfer (including international transfer) of data to a third party, or otherwise requiring the modification of any processing activity.

25.3	In the period of two (2) years ending on the date of this Agreement, no individual has made a claim in writing for compensation or, so far as the Sellers are aware, taken legal action in respect of any breach of any rights or obligations under any applicable DP Law or pursuant to any contract entered into which requires compliance with applicable DP Law.

25.4	So far as the Sellers are aware, in the period of two (2) years ending on the date of this Agreement, neither the Company nor the Sellers in respect of the Business have experienced any breach of security in relation to Personal Data that met the threshold for notification to a DPA or to an individual under any applicable DP Law.

26.	Property

The Company does not own or have any interest in any freehold or leasehold property.

27.	Employment

27.1	The particulars of the Employees in the Disclosure Documents show the, job title, employer, date of commencement of continuous service, location, whether the engagement is fixed term, all remuneration (including incentive arrangements) and other benefits which the Sellers or the Company provide or are bound to provide to each Employee.

27.2	The Disclosure Documents includes copies of the standard terms and conditions of employment or engagement applicable to each Employee. No Employee is employed or engaged on terms and conditions of employment which vary materially from such standard terms and conditions.

27.3	All the Employees are employed or engaged exclusively in the Business. No person works wholly or mainly in or in relation to the Business other than the Employees.

27.4	No offer has been made to any person by the Company or by any Seller to work wholly or mainly in the Business which has not yet been accepted or which has been accepted but the individual has not yet commenced employment or engagement.

27.5	In relation to the Employees, neither the Company nor any Seller has any obligation to make any payment on redundancy or layoff or severance in excess of that required by applicable statutory requirements. Neither the Company nor any Seller has made any redundancies or layoffs within the Business in the last two (2) years.

27.6	The entry into and performance of this agreement or the Reorganisation Documents will not result in any payment or other benefit to any Employee or entitle any Employee to give notice to terminate their employment or engagement.

27.7	The terms of employment or engagement of all Employees are such that their employment or engagement may be terminated by not more than three (3) months’ notice given at any time without liability for any payment including by way of compensation or damages for breach of contract.

27.8	Since October 2022, neither the Company nor any Seller has paid or given any increase in or improvement to the emoluments of any Employee and neither the Company nor any Seller has entered into any binding commitment to change or made any announcement or entered into any negotiation concerning any such emoluments with or without retrospective operation.

27.9	Neither the Company nor any Seller owes anything to any Employee and the Company does not owe anything to any former officer or employee other than in any case basic salary for the current pay period, accrued holiday pay for the current holiday year and expense claims outstanding in the ordinary course of business.

27.10	The Company does not engage the services of any individual other than pursuant to an employment relationship (including any contractor, agency worker or consultant).

27.11	No Employee has given or received notice terminating their employment or engagement and so far as the Sellers are aware no such notice is pending or threatened.

27.12	There is no recognised trade union, collective bargaining agreement, works council. collective or workforce agreement or any other agreement with any employee representative body applicable to the Employees or in operation in relation to the Business.

27.13	In relation to the Employees and any former employees of the Company, the Company and relevant Sellers have complied in all material respects with all applicable laws, codes of conduct, collective bargaining agreements, collective agreements, agreements with any employee representative body and terms and conditions of employment and has maintained adequate records.

27.14	There has been no transfer into the Company of employees under the Acquired Rights Directive (Council Directive 2001/23/EC) or similar or equivalent legislation (“Automatic Transfer Rules”). No Employee’s terms and conditions of employment have been changed to such Employee’s detriment in connection with any transfer of such Employee’s employment under any Automatic Transfer Rules.

27.15	The Company has not utilised any government scheme relating to the payment or retention of employees during the coronavirus pandemic.

27.16	All Employees are legally entitled to work in the jurisdiction in which they work.

27.17	Neither any Seller nor the Company is engaged or involved in any material dispute or claim with any Employee or any former employee or officer of the Company or any industrial dispute or labour troubles involving the Company which are material and, so far as the Sellers are aware, such dispute or claim is pending or threatened.

28.	Pensions

28.1	Other than the Disclosed Schemes, there are no agreements or arrangements or obligations or commitments under which the Sellers or the Company are required to make payment of a contribution towards or other provision of Pension Benefits (including on an ex gratia basis) for the benefit of an Employee or an Employee’s dependants. No undertaking or assurance (whether enforceable or not) has been given to any Employee as to the continuance, introduction, increase or improvement of any arrangement to provide Pension Benefits.

28.2	Particulars of the Disclosed Schemes have been disclosed to the Purchaser.

28.3	Each Disclosed Scheme has been approved, qualified or registered with the applicable taxation, social security, supervisory, fiscal or other applicable Governmental Authority as applicable.

28.4	The Disclosed Schemes have been operated in all material respects in accordance with their governing documents (as lawfully amended from time to time) and all applicable laws, legislative and regulatory requirements

28.5	The benefits of each Employee under the Disclosed Schemes are related to the amount of the value of the assets held in respect of the member and no assurance, promise or guarantee has been made or given as to any particular level or amount of benefits to be provided under the relevant Disclosed Scheme.

28.6	There are not in respect of either of the Disclosed Schemes as at the date of Completion any outstanding contributions, costs (including levies) or expenses payable by the Company or the Employees. All such contributions have been calculated correctly and paid on or before the dates on which they are due.

28.7	The Company, and the Retained Group in respect of all Company Employees, have at all times complied with their automatic enrolment obligations under the Pensions Act 2008.

28.8	The Company has not at any time employed a member of, or been associated or connected (as defined in section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, a UK occupational pension scheme other than such a scheme that provides solely money purchase benefits within the meaning of s181(1) of the Pension Schemes Act 1993.

28.9	The Sellers have at all times complied in all material respects with all legal, regulatory and contractual obligations in relation to the Pension Benefits provided to the Employees.

28.10	There are no claims, disputes, complaints or investigations in relation to the Pension Benefits provided to the Employees in progress, pending or threatened. So far as the Sellers are aware, there is no reason why such a claim, dispute, complaint or investigation could arise.

29.	Regulatory Matters

29.1	In this paragraph 28:

“Applicable Regulations” means all Regulations and all laws, statutes, regulations, guidance and codes from time to time in force that apply to the Products, the manufacture, sale, supply, distribution and marketing and advertising of the Products, and the business and activities carried on by the Company or any of the Sellers as part of the operations of the Business, including the GMP Requirements and GDP Requirements, and any request by a Regulator relating to any of the foregoing.

“Authorised Products” means Products which are the subject of a marketing authorisation.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder.

“GCP” means good clinical practice in accordance with the GCP Directive, the GCP Guidelines and any other relevant legislation, regulations or guidance.

“GCP Directive” means Directive 2005/28/EC.

“GCP Guidelines” means ICH E6 (R2) Good clinical practice.

“GCP Requirements” means the requirements and guidance in relation to GCP set out in the GCP Directive, the GCP Guidelines and the Regulations.

“GDP” means good distribution practice in accordance with Applicable Regulations, the GDP Guidelines and any other relevant legislation, regulations or guidance.

“GDP Guidelines” means EU Guidelines for Good Distribution Practice of medicinal products for human use.

“GDP Requirements” means the requirements and guidance in relation to GDP set out in the GDP Guidelines and the Applicable Regulations.

“GMP” means good manufacturing practice in accordance with the GMP Directive, the GMP Guidelines and any other relevant legislation, regulations or guidance.

“GMP Directive” means Directive 2003/94/EC.

“GMP Guidelines” means Volume 4 of the Rules Governing Medicinal Products in the European Union, EU Guidelines for Good Manufacturing Process for Medicinal Products for Human and Veterinary Use.

“GMP Requirements” means the requirements and guidance in relation to GMP set out in the GMP Directive, the GMP Guidelines and the Regulations.

“Grants” means all grants of funding awarded to any Seller or the Company in conjunction with the Products or any Seller’s or the Company’s work in relation to the Products as at the date of this agreement, whether by any governmental body, industry body or corporate entity.

“MHRA” means the Medicines and Healthcare products Regulatory Agency.

“Product Agreements” means all agreements, including licence, collaboration, partnership and joint venture agreements, entered into by any Seller or the Company as at the date of this agreement relating to the importation, manufacture, marketing, sale, supply or distribution of the Products.

“Products” means all products developed, manufactured, imported, sold, supplied, or distributed as part of the Business by or on behalf of any Seller or the Company.

“Regulations” means the Human Medicines Regulations 2012 (SI 2012/1916), the FDCA, Directive 2001/83/EC and Regulation (EC) 726/2004 and any similar laws or regulations applicable with respect to the manufacture or sale of any Product in those countries in which the Company or any of the Sellers conducts the Business with respect to such Product.

“Regulator” means any regulatory or Governmental Authority, including the MHRA, the FDA, and any other regulatory or Governmental Authority with competence on the Products in the countries in which the Company or any of the Sellers conducts the Business.

“Territories” means worldwide.

29.2	Compliance and consents relating to Products

(a)	The Company, and each Seller in respect of the Business, have at all times complied with the Applicable Regulations and to each Seller’s and the Company’s knowledge each third party performing any services by or on behalf of the Company or any of the Sellers with respect to the Business, have at all times complied with the Applicable Regulations.

(b)	The Company, and each Seller in respect of the Business, have in place all valid marketing authorisations and or similar authorisations, each of which is in full force and effect, in relation to the jurisdictions in which the Business operates as appropriate to the nature of the Business and the Company’s or that Sellers’ activities, and neither the Company nor the Sellers are aware of any reason why such authorisations and licence should not be capable of transfer to the Purchaser or the Company.

(c)	Neither Company nor any Seller, nor to the knowledge of any Seller, any current or former officer, employee, consultant or agent of any Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA, the MHRA or other Regulator performing similar functions or failed to disclose a material fact required to be disclosed to the FDA, the MHRA or such other Regulator.

(d)	Particulars of every Authorised Product are set out in the Disclosure Documents, including where applicable the marketing authorisation product licence number(s) and the jurisdiction(s) where a marketing authorisation has been obtained.

(e)	The Products were, and are, manufactured, tested, developed, processed, labeled, stored, distributed, and marketed in compliance with all Applicable Regulations, guidance or orders administered or issued by the MHRA, the FDA or any Regulator. All Products manufactured or otherwise held by the Company or any Seller, are in compliance with applicable Permits and notification requirements required by Applicable Regulations for each site at which such Product are manufactured or held. Neither the Company nor any Seller is the subject, officially or otherwise, of any pending or, to the knowledge of the Company or any Seller, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Regulator pursuant to Applicable Regulations or policies. Neither the Company nor any Seller has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Each of the Products distributed, sold or leased, or service rendered, by the Company or any Seller complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Regulator. The Company and each Seller is in compliance with all applicable import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements.

(f)	All clinical trials and research conducted or sponsored by or on behalf of the Company or any Seller (i) have been conducted in compliance in all material respects with the required protocols, procedures and controls and Applicable Regulations including GCP Requirements including those contained in 21 CFR Parts 50 and 56, good laboratory practice requirements and standards of 21 C.F.R. part 58, and, in each case, any comparable state and other Applicable Regulations; (ii) that are required to be registered on the EU Clinical Trials Register, EU CTIS, or clinicaltrials.gov under 42 U.S.C. 282 and 42 CFR Part 11 have been properly and duly registered on clinicaltrials.gov, and clinical trial results information required to be submitted for such trials has been properly and duly submitted for posting on the EU Clinical Trials Register, EU CTIS, or www.clinicaltrials.gov in conformance with the requirements of Applicable Regulations; (iii) the Company and each Seller has no knowledge of any available studies or trials the results of which reasonably call into question in any material respect the safety and effectiveness of the Products.

(g)	The results of any pharmacovigilance studies undertaken in respect of the Products are contained in the Disclosure Documents.

(h)	No Product has been recalled, suspended or discontinued in the UK, the United States or any other relevant jurisdiction due to a decision of the Company or any Seller or to a request or order of any Regulator. Neither Company nor any Seller is aware of any fact or circumstance which would constitute be a reasonable basis for any Product recall, filed notification, field correction, safety alert or material compliant with respect to any Product manufactured, sold, supplied, distributed or developed by Company or any Seller or any third party on behalf of Company or any Seller.

(i)	The Products, raw materials and any other biological material held for the purposes of production, testing or otherwise have been stored in accordance with the Applicable Regulations, including being kept under laboratory conditions appropriate to the type of materials, such that the Products, raw materials and other biological material have not suffered any damage or deterioration (other than any usual deterioration caused by the passage of time which cannot be avoided by any reasonable means).

(j)	Neither Company, Seller nor any of its or their Affiliates has received any communication from FDA, the MHRA or any other Regulator, including without limitation any warning letter or untitled letter or, to the knowledge of the Sellers, oral communication that alleges or suggests that any Product is not in compliance with any applicable requirements under the FDCA or the FDA regulations promulgated thereunder or under any other Applicable Regulations.

(k)	None of the Company, any Seller or any officer, director, employee, or agent of the Company or any Seller has been subject to, or convicted of any crime, or engaged in any conduct that would reasonably be expected to result in, debarment by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar Law, exclusion, or suspension from participation in Medicare, Medicaid, TRICARE or any similar government health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws or program, or otherwise under Section 306 of the FDCA or any similar Applicable Regulations in the jurisdiction where the Company or any of the Sellers conducts the Business, and no action is pending or, to the knowledge of the Company or any Seller, is threatened, relating to such debarment or conviction of the Company, any Seller, or any such other Person.

(l)	Neither the Company nor the Sellers in respect of the Business, have been the subject of any fines, penalties or sanctions levied by any Regulator, nor has any Regulator issued the Company or a Seller, in relation to the Business, with a statement of non-compliance with GDP Requirements or GMP Requirements.

(m)	The Company and each Seller and, to the knowledge of each Seller, the directors, employees and agents (while acting in such capacity) of the Company or any Seller are in material compliance with, and to the Company’s and each Seller’s knowledge, there are no facts or circumstances that would reasonably be expected to give rise to liability of the Company or any Seller under, any health care laws applicable to the Company or any Seller, or any of its products or activities, including, but not limited to: the Food Drug & Cosmetic Act; Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the federal physician self-referral (“Stark”) law (42 U.S.C. § 1395nn); the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a); any federal or state prohibition on the defrauding or making of or causing the defrauding of any third-party payer (including commercial and private payers, and Medicare Advantage plans) or any Governmental Authority that administers a federal or state health care program (including Medicare, Medicaid and state Medicaid Waiver Programs, and TRICARE), including the civil U.S. False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative U.S. False Claims Law (42 U.S.C. § 1320a-7b(a)) and analogous state laws and regulations; the exclusion laws (42 U.S.C. Section 1320a-7); all regulations promulgated pursuant to such laws; and any other federal or state law or as the same may be amended, modified or supplemented from time to time, and any successor statute thereto that regulates the design, development, testing, studying, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing, or marketing of drug products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services.

(n)	True and complete copies of all material correspondence from the previous two years from the date of this agreement, in whatever format and including copies of official notices, citations or decisions, between the Company or any Seller in respect of the Business (including those relating to any marketing authorization for any Product), on the one hand, and any Regulator, on the other hand, has been provided or made available to Purchaser.

29.3	Environmental, Health and Safety

(a)	The Company, and the Sellers in respect of the Business, have obtained all EHS Permits. Each EHS Permit (a copy of which is contained in the Disclosure Documents) is in full force and effect and the Company, and the Sellers in respect of the Business, comply and have complied with all conditions of each EHS Permit. There are no facts or circumstances that may lead to the revocation, suspension, variation, non-renewal of or the inability to transfer any EHS Permits or which would prevent compliance with any EHS Permit.

(b)	The Company and the Business have at all times been operated in compliance with all EHS Laws and, so far as the Sellers are aware, there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws.

(c)	The Company has not received any written communication from any authority or other third party from which it appears to be or is alleged to be in breach of EHS Law or EHS Permits.

(d)	There have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company, the Sellers or any of their respective directors, officers or employees in respect of harm arising from the operation of the Business or any business carried on by the Company or for any breach or alleged breach of any EHS Permits or EHS Laws.

(e)	Neither the Sellers nor the Company have received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority, with regard to any alleged or actual breach of EHS Laws in respect of the Business.

(f)	There has not been any storage, transportation, release, leakage, migration, spill, discharge, entry, disposal, deposit or emission of any Hazardous Substance into the environment caused by the operation of the Business or any business carried on by the Company other than in accordance with EHS Laws and there are no Hazardous Substances (including asbestos) present at, on or under, any of the properties at which the Business is carried on.

(g)	All Personnel have been trained regularly in accordance with the Applicable Regulations, including in relation to quality control and the requirements in relation to health, safety and the environment.

(h)	Copies of all environmental, health and safety, asbestos surveys, assessments and investigations in respect of any property at which the Business is carried on, or in respect of the operation of the Business, are in the possession or control of the Sellers or the Company and are contained in the Disclosure Documents, and all necessary steps to comply with the recommendations contained in such reports, surveys, assessments and investigations have been completed.

29.4	Contracts and grants relating to the Products

(a)	There are no contracts, agreements or arrangements (whether oral or documented) in relation to the Business or the Assets, including the Contracts, that:

(i)	restrict the Company’s or any Seller’s ability to manufacture, sell, distribute and supply the Products in the Territories; or

(ii)	restrict the Company’s or any Seller’s ability to enter into this Agreement.

(b)	Complete and fully executed copies of all Product Agreements entered into before the date of this Agreement are contained Disclosure Documents.

(c)	Particulars of the Grants, including any terms of such Grants relating to ownership of any Intellectual Property Rights in the Products or otherwise restricting the Company’s or any Seller’s ability to manufacture, sell, supply and distribute the Products or to exploit commercially the Intellectual Property Rights in the Products in any of the Territories are contained in the Disclosure Documents.

30.	Competition

30.1	Neither the Company nor the Sellers in respect of the Business have received any communication from any person suggesting that it may enjoy a dominant position in any relevant market. So far as the Sellers are aware, neither the Company nor the Business enjoys and has enjoyed a dominant position in any such market.

30.2	Neither the Company nor any person for whose acts or defaults the Company or the Sellers may be vicariously liable is or has been a party to or involved in any agreement, arrangement, practice or conduct which (in whole or in part) may infringe or has infringed any applicable competition, state aid, anti-trust, anti-restrictive or anti-abusive trade practice or merger control law ("Competition Laws").

30.3	The Company has not:

(a)	received any notice, request for information, order, letter, process or other communication of any kind from any Authority in relation to any Competition Law;

(b)	received any written or verbal complaint or threat to complain under, or by reference to any alleged infringement of, any Competition Law from any person;

(c)	been the subject of or affected by any investigation, reference or proceedings in relation to any Competition Law; or

(d)	been party to any proceedings in which any Competition Law was pleaded or relied on,

and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to any of such things.

31.	Business Records

31.1	The Business Records:

(a)	have been materially maintained and are up to date;

(b)	contain records of assets, trading transactions and the financial, contractual and trading position of the Company or the Sellers in relation to the Business and of all matters required by applicable laws; and

(c)	are in the possession or under the control of the Sellers.

Schedule 5

Sellers’ Limitations on Liability

1.	Purchaser’s Knowledge (actual, constructive and imputed)

None of the Sellers shall be liable in respect of a Claim for breach of the Warranties (“Warranty Claim”) to the extent that the facts giving rise to such Warranty Claim were Disclosed.

2.	Limitations on Quantum

The liability of the Sellers in respect of any Claim shall not (when aggregated with the amount of all other Claims and including all legal and other professional fees and expenses and all costs and interest payable by the Sellers in respect of, arising out of or in any way in connection with all such Claims) exceed the Final Consideration. For the purposes of this paragraph 2 the term “Claims” shall mean Claims in respect of which liability is admitted by the Sellers or which have been decided upon by a Court of competent jurisdiction.

3.	Time Limits

3.1	None of the Sellers shall be liable in respect of any Claim unless written notice containing the material details of such Claim (but only to the extent available to the Purchaser) is given by or on behalf of the Purchaser to the Sellers:

(a)	in the case of a Warranty Claim under this Agreement (other than a Tax Claim or a Claim under the Sellers’ Fundamental Warranties) by no later than twenty four (24) months from the Completion Date;

(b)	in the case of a Claim under the Sellers’ Fundamental Warranties or any other Claim (other than a Tax Claim) by no later than three (3) years from the Completion Date;

(c)	in the case of a Tax Claim by no later than seven (7) years from the Completion Date,

provided that any such Claim (other than a claim under the Tax Covenant) shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall determine absolutely unless legal proceedings in respect of it have been properly issued and validly served in accordance with the notice provisions in Clause 39 (Notices) within nine (9) months of such written notice being given to the Sellers, unless the amount of such Claim is contingent or unquantifiable at the point nine (9) months following service of such written notice, in which case legal proceedings must be validly issued and served within nine (9) months of the quantum of such Claim becoming known.

3.2	The Purchaser shall give notice to the Sellers of the facts and matters that may give rise to a Claim within three (3) months after it becomes aware of such facts and matters. Failure to give such notice shall not in itself prevent the Purchaser from bringing the relevant Claim, but none of the Sellers shall be liable to the Purchaser in respect of such Claim if and to the extent that the amount of it is increased as a result of such failure.

4.	Taxation

None of the Sellers shall be liable for any Warranty Claim (other than a Tax Claim, in respect of which the provisions of Schedule 14 (Tax schedule) shall apply) to the extent that:

4.1	the Warranty Claim arises or is increased as a result of any change in the rates of Taxation, any imposition of Taxation or any change in the practice (including the withdrawal of any extra-statutory concession) of the Taxation Authority, in each case announced or becoming effective (whether or not retrospectively) on or after the date of this Agreement; or

4.2	the Warranty Claim arises as a result of any changes made after Completion in the accounting bases, policies, practices or treatment of any member of the Purchaser’s Group.

5.	Allowances, Provisions or Reserves

None of the Sellers shall be liable for any Warranty Claim (other than a Tax Claim, in respect of which the provisions of Schedule 14 (Tax schedule) shall apply) to the extent that a full allowance, provision or reserve has been made in the Completion Accounts for the matter giving rise to such Claim.

6.	Contingent Liability

None of the Sellers shall be liable for any Claim (other than a claim under the Tax Covenant) based upon a liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

7.	Retrospective Legislation

None of the Sellers shall be liable for any Claim (other than a Tax Claim, in respect of which the provisions of Schedule 14 (Tax schedule) shall apply) to the extent that the liability arises or is increased as a result of any legislation not in force at the date of this Agreement.

8.	Duty to Mitigate

8.1	The provisions of this schedule are without prejudice to the Purchaser’s common law duty to mitigate its loss in relation to any Claim (excluding claims under the Tax Covenant or any claim pursuant to any indemnity or covenant to pay given by any Seller pursuant to this Agreement).

8.2	The Sellers shall not be liable under this Agreement in respect of any loss of profit, loss of goodwill, indirect or consequential losses unless such losses were reasonably foreseeable as at the date of this Agreement.

9.	Loss Otherwise Compensated

None of the Sellers shall be liable for any Claim (other than a Tax Claim, in respect of which the provisions of Schedule 14 (Tax schedule) shall apply) to the extent that the matter giving rise to such Warranty Claim has been made good without cost to the Purchaser or the Company.

10.	No Double Recovery

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss.

11.	Exclusion of Sellers’ Limitations

Nothing in this Schedule 5 or paragraph 3 of Schedule 6 applies to a Claim that arises or is delayed as a result of fraud, wilful concealment or dishonesty by any Sellers, any other member of the Retained Group, or any of their respective officers or employees.

Schedule 6

Purchaser’s Warranties

1.	Incorporation and Authority of Purchaser

1.1	The Purchaser is a company duly incorporated and validly existing under the laws of England and Wales and has the necessary power and authority to enter into and perform this Agreement, the other Transaction Documents to which it is a party and all other documents executed by the Purchaser which are to be delivered at Completion (together, the “Documents”).

1.2	The execution, delivery and performance by the Purchaser of the Documents will not result in a breach of (i) any provision of the articles of association of the Purchaser; or, (ii) any order, judgment or decree of any court or Governmental Authority by which the Purchaser is bound.

1.3	The Purchaser is not nor will it be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority in connection with the execution, delivery and performance of the Documents.

1.4	No moratorium has been obtained nor has any order been made, petition presented or resolution passed for the winding up of the Purchaser. No administrator nor any receiver, monitor or manager has been appointed by any person in respect of the Purchaser or all or any of its assets and, so far as the Purchaser is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Purchaser has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

2.	Available Funds

The Purchaser has immediately available on an unconditional basis (subject only to Completion) the cash resources required to meet in full its obligations under the Transaction Documents.

Schedule 7

Completion Accounts

Part 1

Rules for preparation of Completion Accounts

1.	The overall consideration for the sale of the Shares and the Business (including the Business Assets) shall be determined and paid in accordance with:

1.1	this Part 1 of this Schedule 7 (Completion Accounts); and

1.2	Part 7 of this Schedule 7 (Completion Accounts).

2.	The Purchaser shall pay the initial consideration for the Shares and the Business (including the Business Assets) (the “Initial Consideration”) to the Sellers at Completion, which shall be determined by making provisional adjustments to the Cash Free/Debt Free Price in accordance with Part 3 of this Schedule 7 (Completion Accounts).

3.	The final consideration for the Shares and the Business (including the Business Assets) (the “Final Consideration”) shall be determined by increasing or decreasing the Initial Consideration by any adjustments (the “Adjustment Payments”) required in accordance with Part 7 of this Schedule 7 (Completion Accounts) (noting that the ‘equal and opposite’ payments in paragraph 5.1 and paragraph 5.2 of Part 7 of this Schedule 7 (Completion Accounts), in respect of the settlement of Actual Intra Group Lending and Actual Intra Group Borrowing shall not be taken into account for the purpose of the Final Consideration.

4.	The Final Consideration (as adjusted in accordance with this Agreement) shall be adopted for all tax reporting purposes.

Part 2

Estimated Amounts

1.	The Sellers shall deliver to the Purchaser a schedule listing the amounts of Estimated Cash and Estimated Intra Group Borrowing, Estimated Intra Group Lending, Estimated Working Capital and Estimated Debt, including a list setting out its estimate of the amount of each loan comprised within Intra Group Borrowing and Intra Group Lending and identifying the applicable currency of each such loan, prepared in good faith by the Sellers no later than ten (10) Business Days before the Completion Date.

Part 3

Initial Consideration

1.	The Initial Consideration payable by the Purchaser to the Sellers at Completion in accordance with the terms of this Agreement shall be determined as follows:

(a)	£167,670,000 (the “Cash Free/Debt Free Price”);

(b)	plus the Estimated Cash;

(c)	less Estimated Debt;

(d)	plus £[***] in respect of the Transferring Stock;

(e)	plus, to the extent paid by the Company prior to Completion, [***];

(f)	plus the Estimated Intra Group Lending;

(g)	less the Estimated Intra Group Borrowing; and

(h)	plus or less (as applicable) the Estimated Working Capital Difference.

2.	For the purposes of determining the Initial Consideration, any Estimated Intra Group Borrowing or Estimated Intra Group Lending which is expressed in a currency other than GBP shall be converted into GBP at the Exchange Rate on the date which is five (5) clear Business Days before the Completion Date.

Part 4

Additional Consideration

1.	If applicable, the Purchaser shall make the Milestone Payment in accordance with Clause 4.4 and such Milestone Payment will be deemed a part of the aggregate Final Consideration if paid.

2.	No later than five (5) Business Days after the date on which the Net Sales in respect of the last Calendar Quarter of the Deferred Consideration Term has been agreed or determined, the Purchaser shall pay the Deferred Consideration Amount [***], provided that:

(a)	[***]; and

(b)	[***].

3.	The Purchaser shall make non-refundable, non-creditable deferred consideration payments in Pound sterling to the Sellers equal to (such payments collectively referred to as, the “Deferred Consideration Payments” and each a “Deferred Consideration Payment”) in accordance with Clause 4.5 as follows:

3.1	[***]% of Gross Profit Amount made during the Deferred Consideration Term in the Territories other than the United States of America;

3.2	[***]% of Gross Profit Amount made after expiration of the Deferred Consideration Term in the Territories other than the United States of America;

3.3	[***]% of Net Sales made during the Deferred Consideration Term in the United States of America; and

3.4	[***]% of Net Sales made after expiration of the Deferred Consideration Term in the United States of America.

4.	The Purchaser shall make non-refundable, non-creditable earnout payments in Pound sterling to the Sellers equal to (such payments collectively referred to as, the “Earnout Payments” and each a “Earnout Payment”) in accordance with Clause 4.6 (Earnout Payments) as follows:

4.1	[***]% of Gross Profit Amount made during the Deferred Consideration Term in the Territories other than the United States of America;

4.2	[***]% of Gross Profit Amount made after expiration of the Deferred Consideration Term in the Territories other than the United States of America;

4.3	[***]% of Net Sales made during the Deferred Consideration Term in the United States of America; and

4.4	[***]% of Net Sales made after expiration of the Deferred Consideration Term in the United States of America.

4.5	In the event that any withholding or deduction is required by law in respect of the indemnity amount payable by the Sellers under paragraph 2(b)(i) of Part 4 of Schedule 7 or that amount is subject to Tax in the hands of the Purchaser or any other member of the Purchaser’s Group, the Sellers shall pay on demand such additional amount as is required to leave the Purchaser or other member of the Purchaser’s Group in the same position it would have been in had no such withholding or deduction been required and no such Tax had been chargeable, and the time limits in Paragraph 3.1 of Schedule 5 shall not apply in respect of any Claim under this indemnity.

5.	For the avoidance of doubt, the Deferred Consideration Payments and the Earnout Payments shall be in addition to any and all milestone, deferred consideration and other payments that are Assumed Liabilities. Such Deferred Consideration Payments and the Earnout Payments will be deemed a part of the aggregate Final Consideration when paid.

Part 5

Rules for Preparation of Completion Accounts

1.1	The Completion Accounts shall:

(a)	be prepared:

(i)	as at the Effective Time;

(ii)	on a consolidated basis from the nominal ledgers of the Company and the Sellers (in respect of the Business Assets and the Assumed Liabilities) as if the Effective Time was the end of the financial and tax year, including performance of all normal year-end ‘close the books’ processes and accounting procedures, including (but not limited to) detailed assessment of prepayments and accruals, full balance sheet reconciliations and appropriate cut-off procedures; and

(iii)	in accordance with this Part 5 of this Schedule 7 (Completion Accounts);

(b)	comprise:

(i)	an unaudited consolidated statement of net assets of the Company and the Business Assets and Assumed Liabilities substantially in the form set out in Part 1 of Appendix 1;

(ii)	a completion statement, substantially in the form set out in Part 2 of Appendix 1, specifying:

(A)	Actual Cash;

(B)	Each item of Actual Intra Group Borrowing;

(C)	Each item of Actual Intra Group Lending;

(D)	Actual Working Capital; and

(E)	Actual Debt;

(c)	subject, where applicable, to the remaining provisions of this Part 5 of this Schedule 7 (Completion Accounts), be prepared and determined, and the items and amounts to be included in them shall be identified and calculated, by applying the relevant definition in Clause 1.1 and:

(i)	by applying the specific accounting treatments set out in Part 6 of this Schedule 7 (Completion Accounts);

(ii)	subject to paragraph 1.1(c)(i) of this Part 5 of this Schedule 7 (Completion Accounts), by applying the same accounting principles, policies, categorisations, methods, estimation techniques and practices which were applied in the preparation of the Management Accounts as at the Management Accounts Date (including in relation to the exercise of accounting discretion or judgment); and

(iii)	subject to paragraph 1.1(c)(i) and paragraph 1.1(c)(ii) of this Part 5 of this Schedule 7 (Completion Accounts), by applying the Management Accounts Applicable Accounting Standards.

For the avoidance of doubt, paragraph 1.1(c)(i) shall take precedence over paragraph 1.1(c)(ii) and paragraph 1.1(c)(iii), and paragraph 1.1(c)(ii) shall take precedence over paragraph 1.1(c)(iii).

1.2	None of the following shall be included in Cash, Intra Group Borrowing, Intra Group Lending, Working Capital, Debt or otherwise in the Completion Accounts:

(a)	any record of, or provision or accrual for, any liability of the Company in respect of a pension, retirement indemnity or other post-retirement benefits;

(b)	any amount in respect of deferred tax (whether as a liability or an asset);

(c)	all items set out in the column “Other” in Part 1 of Appendix 1;

(d)	any Assumed Liability if not required to be recognised on a balance sheet in accordance with paragraph 1.1(c)(ii) of this Part 5 of this Schedule 7 (Completion Accounts) (including any contingent liabilities, off balance sheet arrangements or commitments (including, for these purposes, capital commitments));

(e)	any Excluded Assets and Excluded Liabilities.

1.3	The Completion Accounts shall be prepared so as to be drawn up in GBP. Items and amounts to be included in the Completion Accounts which are expressed in a currency other than GBP shall be converted into GBP at the Exchange Rate on the Completion Date.

1.4	Items and amounts to be included in the Completion Accounts in respect of Intra Group Borrowing and Intra Group Lending which are expressed in a currency other than GBP shall be calculated and agreed in that other currency. Paragraph 5.3 of Part 8 of this Schedule 7 (Completion Accounts) applies in respect of the conversion into GBP of any difference between that agreed or determined amount and the amount in respect of that debt which was included in the Estimated Intra Group Borrowing or the Estimated Intra Group Lending, as the case may be.

1.5	In the event of inconsistency between: (i) the requirements of Part 5 and Part 6 of this Schedule 7 (Completion Accounts); and (ii) the Pro forma unaudited consolidated statement of net assets set out in Part 1 of Appendix 1, the requirements of Part 5 and Part 6 of this Schedule 7 (Completion Accounts) shall prevail.

Part 6

Specific Accounting Treatments

1.1	The Completion Accounts shall be prepared:

(a)	so as to exclude any and all effects of this Agreement and the transactions contemplated under this Agreement, including the effect of the change of control and ownership of the Company and the Business, and the Completion Accounts shall not re-appraise the value of any of the assets and liabilities of the Company and the Business resulting from such change of control and ownership or any related changes to the business of the Company and the Business, save as expressly provided in this Schedule 7 (Completion Accounts);

(b)	so as to exclude the costs incurred in relation to this Agreement (including the costs of the preparation, delivery, review and resolution of the Completion Accounts);

(c)	so as to only take account of events taking place after the Effective Time if they are “adjusting events” (as deﬁned in IAS 10) and only having regard to information available to the Parties up until the the time when the Seller delivers the Draft Completion Accounts to the Purchaser in accordance with Part 7 of Schedule 7 and only where such information provides evidence of conditions existing at the Effective Time; and

(d)	on a going concern basis.

1.2	In determining the Actual Cash, Actual Debt, Actual Intra Group Borrowing, Actual Intra Group Lending and Actual Working Capital, no amount shall be double counted (whether positive or negative) and no item shall be excluded solely on the grounds of immateriality.

Part 7

Preparation, Delivery and Agreement

1.	Process

1.1	Following Completion and in any event within sixty (60) Business Days of the Completion Date, the Sellers shall prepare the draft Completion Accounts in accordance with the provisions of Part 5 of this Schedule 7 (Completion Accounts) (the “Draft Completion Accounts”) and deliver the same to the Purchaser.

1.2	Within sixty (60) Business Days of receipt from the Sellers of the Draft Completion Accounts, the Purchaser shall either:

(a)	confirm to the Sellers in writing its acceptance of the Draft Completion Accounts; or

(b)	notify the Sellers in writing of its non-acceptance of the Draft Completion Accounts (a “Non-Acceptance Notice”), together with written details of each matter disputed and of its proposed modifications.

1.3	If the Purchaser serves a Non-Acceptance Notice pursuant to paragraph 1.2 of this Part 7 of this Schedule 7 (Completion Accounts), the Sellers and the Purchaser shall use all reasonable endeavours to meet and discuss the objections of the Purchaser and to agree the adjustments (if any) required to be made to the draft Completion Accounts within twenty (20) Business Days after the Sellers receive the Non-Acceptance Notice.

1.4	If the Purchaser confirms its acceptance of the Draft Completion Accounts (either as originally submitted to it or with such modifications as the Parties agree) or fails to notify the Sellers of its non-acceptance in accordance with paragraph 1.2(b) of this Part 7 of this Schedule 7 (Completion Accounts), the Draft Completion Accounts (incorporating any modifications agreed in writing) shall constitute the Completion Accounts for the purposes of this Agreement, which shall be final and binding on the Parties in the absence of manifest error or fraud.

1.5	The Parties agree that no adjustments shall be made to the Draft Completion Accounts unless the sum of the adjustments set out in paragraph 2 to paragraph 5 (excluding the equal and opposite settlement payments set out in paragraph 5.1 and paragraph 5.2) in Part 8 of this Schedule 7 (Completion Accounts) is more than GBP [***] (in which case, the whole amount of the adjustment shall be made to the Draft Completion Accounts, not just the excess over GBP [***]).

2.	Disputes

2.1	If the Purchaser and the Sellers are unable to agree the Draft Completion Accounts within twenty (20) Business Days of the Sellers’ receipt of the Purchaser’s Non-Acceptance Notice, any matters remaining in dispute may be referred for determination by either Party to one of PwC, KPMG, Deloitte or EY or, if none of them are able or willing to act, an independent reputable firm of accountants of international standing to be agreed by the Purchaser and the Sellers in writing or, failing such agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”). The costs of the President of the Institute of Chartered Accountants in England and Wales in respect of such appointment shall be shared equally between the Parties.

2.2	The following provisions shall apply in relation to the Expert:

(a)	within fifteen (15) Business Days of the Expert’s appointment, the Sellers and the Purchaser shall each prepare a statement in writing on the matters remaining in dispute which (together with the relevant supporting documents) shall be submitted to the Expert and simultaneously copied to the other Party;

(b)	the Sellers and the Purchaser shall be entitled to comment in writing once only on the other’s submission by written notice to the Expert no later than ten (10) Business Days after receiving that submission, following which neither Party shall be entitled to make further statements or submissions other than in response to a request from the Expert;

(c)	in making its decision in relation to the dispute, the Expert shall be directed to apply:

(i)	the provisions of this Schedule 7 (Completion Accounts);

(ii)	subject to paragraph 2.2(c)(i) of this Part 7 of this Schedule 7 (Completion Accounts), such terms of reference as are submitted jointly to it by the Parties in writing any time prior to its final decision in relation to the dispute;

(iii)	subject to paragraph 2.2(c)(i) and paragraph 2.2(c)(ii) above, such terms of reference as it deems reasonably appropriate; and

(iv)	in no event shall the Expert’s determination of a disputed matter be outside the range of the amounts claimed by the respective Parties with respect to such disputed matter.

(d)	in giving its determination, the Expert shall state what adjustments (if any) are necessary to the draft Completion Accounts in relation to the disputed matters for the purposes of this Agreement;

(e)	the Expert shall be requested to notify the Purchaser and the Sellers of its decision within thirty (30) Business Days of its appointment pursuant to this Schedule 7 (Completion Accounts), or such longer reasonable period as it may determine;

(f)	the Expert shall act as an expert (and not as an arbitrator) in making its determination; and

(g)	the Expert’s determination shall be final and binding on the Parties in the absence of manifest error or fraud and shall be applied to the Draft Completion Accounts which, as adjusted in the manner which the Expert has determined is necessary, shall constitute the Completion Accounts for the purposes of this Agreement.

3.	Access to Information and Costs

3.1	Each Party shall bear its own costs in connection with the Completion Accounts, save that the fees and costs of any Expert shall be borne as the Expert determines, or failing that equally by the Purchaser and the Sellers.

3.2	The Purchaser and the Sellers shall provide each other, their respective advisers and any Expert appointed pursuant to paragraph 2.1 of this Part 7 of this Schedule 7 (Completion Accounts), with reasonable access (at reasonable times) to all information relating to the operations of the Retained Group and the Company in their respective possession or control, including to all books, records (and the right to take copies, including electronic copies), employees and other personnel, and give all assistance requested, as may in each case be reasonably be required in order for the Purchaser, the Sellers or the Expert (as the case may be) to prepare, review, make submissions in relation to or determine the Completion Accounts.

Part 8

Post-Completion Financial Adjustments

1.	Adjustments

When the Completion Accounts have been finally agreed or determined in accordance with Part 7 of this Schedule 7 (Completion Accounts), the Adjustment Payments shall be made in accordance with this Part 8 of this Schedule 7 (Completion Accounts).

2.	Working Capital

If the Actual Working Capital Difference:

(a)	is greater than the Estimated Working Capital Difference, the Purchaser shall pay an amount equal to the difference to the Sellers; or

(b)	is less than Estimated Working Capital Difference, the Sellers shall pay an amount equal to the difference to the Purchaser.

3.	Cash

If the Actual Cash:

(a)	is greater than the Estimated Cash, the Purchaser shall pay an amount equal to the difference to the Sellers; or

(b)	is less than the Estimated Cash, the Sellers shall pay an amount equal to the difference to the Purchaser.

4.	Debt

If the Actual Debt:

(a)	is greater than the Estimated Debt, the Sellers shall pay an amount equal to the difference to the Purchaser; or

(b)	is less than the Estimated Debt, the Purchaser shall pay an amount equal to the difference to the Sellers.

5.	Intra Group Borrowing and Intra Group Lending

5.1	If any debt of the Company that comprises Actual Intra Group Borrowing:

(a)	is greater than the amount in respect of that debt which was included in the Estimated Intra Group Borrowing, the Sellers shall pay to the Purchaser an amount equal to the difference and an equal and opposite amount shall be paid by the Purchaser to the Sellers relating to the settlement of the finally determined amount; or

(b)	is less than the amount in respect of that debt which was included in the Estimated Intra Group Borrowing, the Purchaser shall pay to the Sellers an amount equal to the difference and an equal and opposite amount shall be paid by the Sellers to the Purchaser relating to the settlement of the finally determined amount.

5.2	If any receivable of the Company that comprises Actual Intra Group Lending:

(a)	is greater than the amount in respect of that debt which was included in the Estimated Intra Group Lending, the Purchaser shall pay to the Sellers an amount equal to the difference and an equal and opposite amount shall be paid by the Sellers to the Purchaser relating to the settlement of the finally determined amount; or

(b)	is less than the amount in respect of that debt which was included in the Estimated Intra Group Lending, the Sellers shall pay to the Purchaser an amount equal to the difference and an equal and opposite amount shall be paid by the Purchaser to the Sellers relating to the settlement of the finally determined amount.

5.3	Any payment pursuant to this Part 8 of this Schedule 7 (Completion Accounts) shall be made in GBP and, for the purpose of this paragraph 5 of this Part 8 of this Schedule 7 (Completion Accounts), the amount of any such payment which is not in GBP shall be converted into GBP at the Exchange Rate on the date which is two (2) clear Business Days before the payment is required to be made.

6.	Intra Group Trade Payables and Intra Group Trade Receivables

The Parties shall settle the Intra Group Trade Payables and Intra Group Trade Receivables in the ordinary course.

7.	Interest

Any amount that is payable pursuant to this Part 8 of this Schedule 7 (Completion Accounts) shall be paid in GBP and shall carry interest at the Interest Rate from and including the day on which such amount is payable up to and including the date of actual payment (both before and after any judgment), calculated on a daily basis, save that the rate of interest payable in respect of any amount payable in relation to any debt that comprises Intra Group Borrowing or Intra Group Lending pursuant to paragraph 5.1 and paragraph 5.2 of this Part 8 of this Schedule 7 (Completion Accounts) shall be the rate applicable to the relevant debt under the terms on which it was outstanding at Completion.

8.	Payments by Purchaser and Sellers

The Purchaser and the Sellers agree that the sums which each is respectively obliged to pay pursuant to this Part 8 of this Schedule 7 (Completion Accounts) shall be aggregated and set off against each other. Whichever of the Purchaser or Sellers is then left with any payment obligation thereunder shall make such payment to the other Party within five (5) Business Days of the date on which the Completion Accounts are agreed or determined pursuant to Part 8 of this Schedule 7 (Completion Accounts), and in accordance with Clause 4 (Consideration).

Part 9

Allocation of Consideration

Contracts	GBP [***]

Transferring Stock	GBP [***]; and

Shares	the balance of the Final Consideration

Schedule 8

Assignment Contracts

[***]

Schedule 9

Novation Contracts

[***]

Schedule 10

Excluded Contracts

[***]

Schedule 11

Transferring Employees

[***]

Schedule 12

Call Option Exercise Notice

To:	Clinigen Healthcare Limited

Pitcairn House, Crown Square,

Centrum 100, Burton-on-Trent,

Staffordshire, DE14 2WW

Date: [●]

Dear Sirs,

Option Agreement – Call Option Exercise Notice

We refer to the Option Agreement dated [●] between you and us (the “Agreement”). This is the Call Option Exercise Notice pursuant to Clause 2.1 and Clause 2.2 of the Agreement. Unless otherwise defined in this Call Option Exercise Notice, capitalised terms used in it shall have the meanings given to them in the Agreement.

We give you notice pursuant to Clause 2.2(a) of the Agreement of our exercise of the Call Option in relation to the Shares and the Business (including the Business Assets).

In accordance with the Agreement, Completion in respect of the Shares and Business (including the Business Assets) set out in this Call Option Exercise Notice shall take place on [●].

Yours faithfully,

For and on behalf of
[insert name of Purchaser]

Schedule 13

Form of Put Option Exercise Notice

To:	[insert the Purchaser’s name]

[insert the Purchaser’s address]

Date: [●]

Dear Sirs,

Option Agreement – Put Option Exercise Notice

We refer to the Option Agreement dated [●] between you and us (the “Agreement”). This is the Put Option Exercise Notice pursuant to Clause 2.3 and Clause 2.4 of the Agreement. Unless otherwise defined in this Put Option Exercise Notice, capitalised terms used in it shall have the meanings given to them in the Agreement.

We give you notice pursuant to Clause 2.4(a) of the Agreement of our exercise of the Put Option in relation to the Shares and the Business (including the Business Assets).

In accordance with the Agreement, Completion in respect of the Shares and the Business (including the Business Assets) set out in this Put Option Exercise Notice shall take place on [●].

Yours faithfully,

For and on behalf of

Clinigen Holdings Limited

For and on behalf of

Clinigen Healthcare Limited

For and on behalf of

Clinigen, Inc.

Schedule 14

Tax Schedule

[***]

Schedule 15

Assets

Part 1
The Business Assets

1.	the Transferring Stock

2.	the Contracts

3.	[***].

Part 2
The Assets

[***]

Exhibit A

Trademarks

[***]

Exhibit B

Domains

[***]

Exhibit C

Marketing Authorizations

[***]

Schedule 16

Transitional Services Agreement Principles

[***]

1

Schedule 17

Distribution Agreement Principles

[***]

2

Schedule 18

Transferring MAs

[***]

3

Appendix 1

Completion Accounts Format

[***]

4

Signed for and on behalf of Clinigen Healthcare Limited

/s/ Richard Paling
Authorised signatory

5

Signed for and on behalf of Clinigen, Inc.

/s/ Richard Paling
Authorised signatory

6

Signed for and on behalf of Iovance Biotherapeutics UK Ltd

/s/ Frederick G. Vogt
Authorised signatory

7

Signed for and on behalf of Iovance Biotherapeutics, Inc.

/s/ Frederick G. Vogt
Authorised signatory

8